Exhibit (a)(1)(C)

OFFER TO PURCHASE FOR CASH
by
Hunter Maritime Acquisition Corp.
of
Up to 8,233,100 of its Class A Common Shares
at a Purchase Price of $10.00 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MAY 26, 2017, UNLESS THE OFFER IS EXTENDED.
If you support our proposed initial business combination, the Acquisition (as defined below), do not tender your Class A common shares in this Offer. We urge you to consider the Acquisition and retain your Class A common shares.
Hunter Maritime Acquisition Corp. (the "Company," "we," "us" or "our") is a blank check company formed on June 24, 2016 under the laws of the Republic of the Marshall Islands for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, debt acquisition, stock purchase, reorganization or other similar business combination, vessels, vessel contracts (including for the purchase and charter-in by us of vessels) or one or more operating businesses or assets, which we intend to be in the international maritime shipping industry.
The Offer. We hereby offer to purchase up to 8,233,100 of our Class A common shares, par value $0.0001 per share (the "Class A common shares"), at a purchase price of $10.00 per Class A common share, net to the seller in cash (the "Purchase Price"), for an aggregate purchase price of up to $82,331,000, subject to certain conditions described in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, constitute the "Offer").
Only Class A common shares validly tendered, and not properly withdrawn, will be purchased by us pursuant to the Offer. If more than 8,233,100 Class A common shares are validly tendered and not properly withdrawn, we may amend, terminate, or extend the Offer. Accordingly, there will be no proration in the event that more than 8,233,100 Class A common shares are validly tendered and not properly withdrawn in the Offer.  If we terminate the Offer, we will NOT: (i) purchase any Class A common shares pursuant to the Offer or (ii) consummate the Acquisition (as described elsewhere in this Offer to Purchase) in accordance with the terms of the Master Agreement described in this Offer to Purchase. Class A common shares tendered pursuant to the Offer but not purchased by us in the Offer will be returned at our expense promptly following the expiration of the Offer. See "The Offer — Procedures for Tendering Class A common shares."
This Offer is being made in connection with the Acquisition and pursuant to our organizational documents to provide our public shareholders with an opportunity to redeem their Class A common shares for a pro rata portion of our trust account (the "Trust Account") established to hold the proceeds of our initial public offering which we consummated on November 23, 2016 (the "IPO"). See "The Offer — General; Purchase Price; No Proration." The Purchase Price is equal to the per share amount on deposit in the Trust Account as of two business days prior to the commencement of the Offer, including investment earnings, less taxes payable and amounts released to the Company to pay working capital expenses.
Of the approximately $151.7 million in the Trust Account, we intend to use $82,331,000 to fund the purchase of the Class A common shares in this Offer at the Purchase Price of $10.00 per share, assuming the Offer is fully subscribed. We expect to use the remaining balance of approximately $69,400,000 to fund up to $59,400,000 of the purchase price of the Acquisition Vessels, and the remaining amount to pay deferred underwriting fees in connection with our IPO and fees and expenses relating to the Offer and the Acquisition, to fund our working capital requirements and for general corporate purposes.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF CLASS A COMMON SHARES BEING TENDERED.  THE OFFER IS, HOWEVER, CONDITIONED ON SATISFACTION OF THE ACQUISITION CONDITION AND THE MAXIMUM TENDER CONDITION (AS SUCH TERMS ARE DEFINED HEREIN) AND CERTAIN OTHER CONDITIONS. SEE "THE OFFER — CONDITIONS OF THE OFFER."
The Acquisition. On April 26, 2017, we entered into a definitive master agreement (the "Master Agreement") pursuant to which we have agreed to purchase five capesize dry bulk carriers (the "Acquisition Vessels") in an en-bloc transaction for an aggregate purchase price of $139.4 million in cash (the "Acquisition") from Rovison Shipping Company Limited, Frantia Shipping Company Limited, Victorscope Shipping Company Limited, Lodeo Shipping Company Limited and Vireto Shipping Company Limited, each a Cypriot company (collectively,  the "Sellers" and each one of them a "Seller") subject to the satisfaction of certain Closing Conditions (described below).  The Sellers are companies affiliated with one or more members of the Oskar Wehr group of companies of Hamburg, Germany (the "Oskar Wehr Group"), and are not affiliated with us or our sponsor, Bocimar Hunter NV, a Belgian company (our "Sponsor"). In connection with our entry into the Master Agreement, we also entered into a separate memorandum of agreement, the form of which is commonly used in the shipping industry for purchases and sales of ships (each, an "MOA" and collectively, the "MOAs"), with each Seller, the terms of which will govern the individual purchase, sale and delivery of the applicable Acquisition Vessel.  Pursuant to the terms of the MOAs, we have the right to nominate a wholly-owned and controlled subsidiary of ours to serve as the buyer of the Acquisition Vessels under the Master Agreement and MOAs, which we refer to as the subsidiary nominee. The Acquisition Vessels were built by New Times Shipbuilding Co. Ltd., a prominent Chinese shipyard. The Acquisition Vessels have an average age of 6.2 years as compared to worldwide capesize fleet average age of 7.1 years and an industry-wide average dry bulk vessel age of 8.7 years.

The Acquisition Vessels are currently employed under time charters or in the spot market. As part of the Acquisition, we expect to have the time charter agreements or other employment arrangements that are in place at the Closing Date (defined below) with respect to the Acquisition Vessels novated to us or otherwise assumed by us as described below.
The following table sets forth summary information about the Acquisition Vessels as of the date of the Master Agreement:
Vessel name	Year Built	Capacity (dwt)	Current Employment(1)	Current Daily Charter Rate (USD)[2]	Remaining Charter Term and Expiration Date (earliest/latest)[2]	Purchase Price (million USD)
Charlotte Selmer	2011	175,154	SwissMarine	$13,500	7 to 11 months December 2017/April 2018	$28.8
Greta Selmer	2011	175,181	Spot Market	N/A	N/A	$28.8
Lene Selmer	2010	175,397	Cargill	$12,000	2 to 5 months July 2017/October 2017	$26.5
Hugo Selmer	2010	175,401	SwissMarine	$8,100	9 to 14 months February 2018/July 2018	$26.5
Tom Selmer	2011	175,219	SwissMarine	$7,700	3 to 9 months August 2017/February 2018	$28.8

(1) As used herein, "SwissMarine" means SwissMarine Asia Pte. Ltd., a company within the SwissMarine group, and "Cargill" means Cargill Ocean Transportation Singapore Pte. Ltd., a company within the Cargill group.
(2)  The remaining charter term is counted as of May 2017. The charters do not contain any provisions for adjustment of daily charter rates or options for extension of the time charter period beyond the latest expiration date contained therein. Under the terms of the charters, the owner may terminate the charter if, after giving written notice to the charterer of non-payment and a three business day grace period after notice has been given, the charterer fails to pay the owner due hire. The charterer may terminate the charter if the vessel covered by such charter is off hire for a continuous period of more than 30 days, excluding drydocking. In addition, both the owner and charterer may terminate the charter if a major war breaks out in any of the countries specified therein and such outbreak of war has a direct bearing on the non-fulfillment of charter.

On the date we entered into the Master Agreement, our board of directors determined, based on the average of two appraisals of the Acquisition Vessels obtained from two internationally recognized shipbroking firms, Clarkson Valuations Limited and SSY Valuation Services Ltd., companies not affiliated with the Company or the Sponsor, that the fair market value of the Acquisition Vessels is approximately $135.83 million, and therefore, that the fair market value of the Acquisition Vessels is equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting fees of $5,310,585, and taxes payable), as required by our Amended and Restated Articles of Incorporation and the rules of the Nasdaq Capital Market ("NASDAQ").  See "The Acquisition—Appraisals of the Acquisition Vessels."

As part of the Acquisition, we (directly or through our subsidiary nominee, as applicable) expect to enter into (i) separate novation agreements negotiated with the applicable charterer, pursuant to which the vessel employment agreements that are in place at the Closing Date with respect to the Acquisition Vessels will be novated to us or otherwise assumed by us (generally, the "Charter Novation Agreements"), (ii) five individual technical management agreements with Ambra Shipmanagement Ltd., a Cyprus company affiliated with the Oskar Wehr Group (the "Technical Manager") which is not affiliated with us or our Sponsor, with respect to each Acquisition Vessel (the "Technical Management Agreements"), and (iii) a right of first refusal agreement with the Technical Manager (the "Right of First Refusal Agreement," and together with the Charter Novation Agreements and the Technical Management Agreements, the "Ancillary Closing Agreements"). The Technical Manager is the current technical manager of the Acquisition Vessels and, upon the delivery of the Acquisition Vessels to us, will serve as such under the separately negotiated Technical Management Agreements. Pursuant to the Right of First Refusal Agreement, we expect to grant the Technical Manager the right of first refusal to provide technical management services, on substantially the same terms, for up to ten additional dry bulk vessels that we may acquire during the period from the Closing Date through the second anniversary thereof.
In addition, at or shortly following the closing of the Acquisition, and subject to the approval of an independent committee of our board of directors, we expect to enter into (i) a commercial management agreement (the "Commercial Management Agreement") with Bocimar International NV, a subsidiary of the CMB Group and an affiliate of us and our Sponsor, as commercial manager of the Acquisition Vessels upon, or shortly after, their delivery to us, and (ii) a business administration agreement (the "Business Administration Agreement") with CMB NV, an affiliate of us and our Sponsor, as business manager for us and our subsidiaries.
See "The Acquisition—Other Agreements Entered into in Connection with the Acquisition."
Closing of the Acquisition. Pursuant to the terms of the Master Agreement and the MOAs, the closing of the transactions contemplated thereby will close, subject to the satisfaction of certain important conditions precedent (the "Closing Conditions"), simultaneously with each other on the same day, on a date that is mutually agreed upon by us and the Sellers, which date shall be no later than the second business day following the Expiration Date of the Offer (the "Closing Date").  The closing of the Acquisition on the Closing Date is subject to the satisfaction of certain important conditions precedent which include, among other things, (i) the successful consummation of this Offer and the satisfaction of all conditions hereto, including the Maximum Tender Condition, (ii) our having available funds sufficient to pay the purchase price of the Acquisition Vessels, which is contingent on (a) the release to us of no less than $69,400,000 of the trust funds, after giving effect to our payment of the Purchase Price for the Class A common shares tendered in the Offer (of which at least $59,400,000 shall be applied to the aggregate purchase price of the Acquisition Vessels, subject to reduction in the event an Acquisition Vessel suffers an actual or constructive total loss, a Charter Novation Agreement is not delivered by the charterer counterparty thereto, or the Sellers default on their obligations to sell an Acquisition Vessel to us), and (b) our receipt of additional funding from other sources, on commercially reasonable terms, which may include proceeds we receive from one or more credit facilities, including the Proposed Credit Facility (as defined herein), and/or from securities we may offer  in the public and private debt and equity capital markets, (iii) the final approval of our board of directors of the closing of the Acquisition, which the board of directors may withhold, in its reasonable discretion, (iv) our obtaining, having used reasonable efforts, Voting Agreements (described below) with shareholders representing at least 50% of our outstanding Class A common shares prior to the Closing Date, (v) the release of funds to us from the Trust Account, (vi) our having at least $5,000,001 in net tangible assets following the consummation of this Offer, (vii) each party to the Master Agreement, the MOAs and the Ancillary Closing Agreements having received from the other party all applicable instruments, documents and considerations described in the Master Agreement and related agreements, (viii) no conflict with any applicable law or order, and (ix) no pending third-party action seeking to enjoin or otherwise restrict the closing of the Acquisition.

If, in accordance with the terms of the Master Agreement, the Closing Conditions have been satisfied or waived (if applicable) on or before the Closing Date, we will take title to the Acquisition Vessels on the Closing Date upon payment to the Sellers of the aggregate purchase price. We will fund the aggregate purchase price from the Trust Account funds in accordance with the Investment Management Trust Agreement governing the Trust Account and/or from funds we have raised through financing activities, which may include one or more credit facilities, including the Proposed Credit Facility, and/or from securities we may offer in the public and private debt and equity capital markets. Please see "The Acquisition—Financing of the Acquisition."
For additional information on the Acquisition, the Acquisition Vessels, the Master Agreement and related agreements and associated risks, see "The Acquisition" and "Risk Factors— Risk Factors Relating to the Offer and the Acquisition."
Redomiciliation. Promptly following the completion of the Acquisition, or another initial business combination should the Acquisition not be consummated, we intend to transfer our corporate domicile from the Marshall Islands to Belgium (the "Redomiciliation"), which will require our shareholders' approval under Belgian law and compliance with other applicable legal requirements. Pursuant to the Letter Agreement we entered into with our Sponsor, dated November 18, 2016, we agreed, among other things, not to complete our initial business combination if we are unable to obtain the required shareholder approval to transfer our corporate domicile.  On April 26, 2017, our Sponsor agreed to waive this condition, so long as, prior to the Closing Date, we enter into voting agreements (each, a "Voting Agreement") with the holders of at least 50% of our Class A common shares and that we use commercially reasonable efforts to hold a shareholder meeting to approve the Redomiciliation as soon as practicable after the closing of the Acquisition.  Pursuant to the Voting Agreements, which we expect to enter into on a privately negotiated basis, we expect that holders of our Class A common shares will agree, among other things, with respect to all of the Class A common shares beneficially owned and entitled to be voted by such holders as of the effective date of such Voting Agreement, (1) not to sell or otherwise transfer such shares or voting rights, in each case, during the term of the Voting Agreement, and (2) at any meeting of shareholders called for the purpose of voting on the Redomiciliation and the other transactions and agreements incident thereto, to vote such shares or cause such shares to be voted, in favor of the approval of the Redomiciliation and the other transactions and agreements incident thereto requiring shareholder approval.
Subject to the closing of this Offer and the consummation of the Acquisition, we expect to convene a shareholder meeting to approve the Redomiciliation as soon as reasonably practicable after the closing of the Acquisition. Our Sponsor and members of our management team have agreed to vote any common shares owned by them in favor of Redomiciliation. All redemptions pursuant to this Offer will occur while we are still a Marshall Islands corporation and will be conducted pursuant to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws currently in effect.
Our intention is to complete this Offer and consummate the Acquisition. Our board of directors has (i) approved our making this Offer, (ii) declared the advisability of the Acquisition and approved our entry into the Master Agreement, the MOAs and the Ancillary Closing Agreements, our obligations under which are subject to final approval of our board of directors on or before the Closing Date, and (iii) determined that the Acquisition is in the best interests of our shareholders. You must, however, make your own decision as to whether to tender your Class A common shares and, if so, how many Class A common shares to tender. If you tender all of your Class A common shares in the Offer, you will not be a shareholder of the Company after the closing of the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Class A common shares. In deciding whether or not to tender your Class A common shares, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See "The Offer — Purpose of the Offer; Source and Amount of Funds and Certain Effects of the Offer." You should discuss whether to tender your Class A common shares with your broker or other financial advisor, if any. See "Risk Factors" for a discussion of risks that you should consider before deciding whether to participate in this Offer.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.
The Class A common shares are traded and listed on NASDAQ under the symbol "HUNT." On April 26, 2017, the last reported sale price of the Class A common shares was $9.75 per share. Shareholders are urged to obtain current market quotations for the Class A common shares before deciding whether to tender their Class A common shares pursuant to the Offer. See "Market Price Information."
We also have issued and outstanding units (the "Units") comprised of one Class A common share and one-half warrant, each whole warrant (a "Warrant") entitling the holder thereof to acquire one Class A common share. The Units and the Warrants are also listed on NASDAQ under the symbols "HUNTU" and "HUNTW," respectively.  The Offer is only open for our Class A common shares, and not those included as part of the Units.  You may tender Class A common shares that are included in Units, but to do so you must separate the Units into Class A common shares and Warrants prior to tendering such Class A common Shares. The separation can typically be accomplished within three business days.  See "The Offer — Procedures for Tendering Shares."
Questions and requests for assistance regarding the Offer may be directed to Morrow Sodali LLC, as information agent (the "Information Agent") for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents, if any, from the Information Agent at the telephone number and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

IMPORTANT
If you desire to tender all or any portion of your Class A common shares, you must do one of the following before the Offer expires:
•
if your Class A common shares are registered in the name of a broker, dealer, commercial  bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Class A common shares for you;

•
if you hold certificates for Class A common shares registered in your own name, you must complete and sign the appropriate enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Class A common shares and any other documents required by the Letter of Transmittal, to the Depositary;

•
if you are a participant institution of The Depository Trust Company, or DTC, you must tender your Class A common shares according to the procedure for book-entry transfer described in "The Offer — Procedures for Tendering Class A common shares" of this Offer to Purchase; or

•
if you are a holder of Units and wish to tender Class A common shares included in such Units, you must separate the Units into Class A common shares and Warrants prior to tendering such Class A common shares pursuant to the Offer. For specific instructions regarding separation of Units, you will need to contact your broker and/or see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the Units.  If you fail to cause your Class A common shares to be separated in a timely manner before the Offer expires, you will not be able to validly tender such Class A common shares prior to the expiration of the Offer.

To validly tender Class A common shares pursuant to the Offer, other than Class A common shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal and deliver it to us in accordance with the procedures described in Offer to Purchase.
We are not making the Offer to, and will not accept any tendered Class A common shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulations to make the Offer to shareholders in any such jurisdiction.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Class A common shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer.

i

HOW TO OBTAIN ADDITIONAL INFORMATION
This Offer to Purchase incorporates important information about us that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, the appendices or any other documents we file with the SEC, such information is available without charge upon written or oral request. Please contact the Information Agent for the Offering at:
Morrow Sodali LLC
 470 West Avenue
Stamford CT 06902
 Telephone: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email:  HUNT.info@morrowsodali.com

If you would like to request documents, please do so no later than May 18, 2017, which is six business days prior to the Expiration Date, to ensure that you receive them prior to the closing of the Offer. Please be sure to include your complete name and address in your request.

ii

SUMMARY TERM SHEET OF THE OFFER
This summary term sheet highlights important information regarding the Offer and the Acquisition. To understand the Offer and the Acquisition fully and for a more complete description of the terms of the Offer and the Acquisition, you should carefully read this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Structure of the Offer	The Offer consists of our offer to purchase Class A common shares, par value $0.0001 per share, of Hunter Maritime Acquisition Corp. (the "Class A common shares") upon the closing of the Offer.

Securities Subject to the Offer	Up to 8,233,100 Class A common shares.

Price Offered Per Class A common share in the Offer	$10.00 net to the seller in cash (the "Purchase Price").

Scheduled Expiration of Offer
5:00 p.m., New York City time, on May 26, 2017 unless the Offer is otherwise extended, which may depend on the timing and process of the SEC's review of the Offer to Purchase, or the Offer has been terminated (the "Expiration Date").

Party Making the Offer	Hunter Maritime Acquisition Corp., a corporation organized under the laws of the Republic of the Marshall Islands.

Conditions to the Offer
Our obligation to purchase Class A common shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•      the Acquisition, in our reasonable judgment, to be determined immediately prior to the Expiration Date, being capable of being consummated substantially contemporaneously with this Offer, but in no event later than two business days after the Expiration Date (we refer to this condition, which is not waivable, as the "Acquisition Condition"); and

•      no more than 8,233,100 Class A common shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the "Maximum Tender Condition").

See "The Offer—Conditions of the Offer" and "The Acquisition - Conditions to Closing the Acquisition."

The Acquisition

The Acquisition, which we expect will be our initial business combination in connection with the Offer, is our anticipated acquisition of the Acquisition Vessels, consisting of five capesize dry bulk carriers with an aggregate carrying capacity of approximately 876,000 dwt, for an aggregate purchase price of $139.4 million.

For further information regarding the Offer, see "Questions and Answers About the Offer" beginning on page 2 and "The Offer" beginning on page 60. For further information about the Acquisition, see "The Acquisition" on page 38.

QUESTIONS AND ANSWERS ABOUT THE OFFER
Q.	Who is offering to purchase the securities?
A:	Hunter Maritime Acquisition Corp., a Marshall Islands corporation (the "Company," "we," "us" or "our"), is offering to purchase the Class A common shares.
Q.	What securities are sought?
A.	We are offering to purchase (the "Offer") up to 8,233,100 of our Class A common shares validly tendered and not properly withdrawn pursuant to the Offer.
Q.	Why are we making the Offer?
A.
Pursuant to our organizational documents, we are required, in connection with the Acquisition, to provide all holders of our Class A common shares with the opportunity to redeem their Class A common shares for a portion of our Trust Account.  The Offer is being made to provide our shareholders with such opportunity to redeem their Class A common shares.  Our Sponsor and the members of our management team have agreed with us to waive such redemption rights with respect to any Class A common shares they have acquired.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived (as applicable) and whether the Offer has been completed, extended or terminated. If such offer conditions are satisfied or waived (as applicable), promptly after the Expiration Date and substantially contemporaneously with the completion of the Acquisition, we shall purchase and pay the Purchase Price for each Class A common share validly tendered and not properly withdrawn. Upon consummation of the Acquisition, we will take title to the Acquisition Vessels. See "The Acquisition."
Q.	Why is the Offer for 8,233,100 Class A common shares?
A.
As required by the terms of the Master Agreement, we will be unable to consummate the Acquisition unless we retain an amount of cash no less than $69,400,000, after payment of the Purchase Price for Class A common Shares validly tendered in the Offer.  Accordingly, an aggregate of 8,233,100 Class A common shares may be validly tendered in the Offer. See "The Acquisition—Conditions to Closing the Acquisition."

Q.	What if more than 8,233,100 Class A common shares are validly tendered in this Offer?
A.
Our obligation to purchase Class A common shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things, the Maximum Tender Condition.  In the event that more than 8,233,100 Class A common shares are validly tendered and not properly withdrawn, or if we are unable to satisfy the other conditions set forth in this Offer to Purchase, we may amend, terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 8,233,100 Class A common shares are validly tendered and not properly withdrawn in the Offer.  If we terminate the Offer, we will NOT: (i) purchase any Class A common shares pursuant to the Offer or (ii) consummate the Acquisition in accordance with the terms of the Master Agreement described in this Offer to Purchase. Class A common shares tendered pursuant to the Offer but not purchased by us in the Offer will be returned at our expense promptly following the expiration of the Offer. See "The Offer—General; Purchase Price; No Proration."

Q.	Is there an initial business combination agreement related to the Offer?
A.
Yes. On April 26, 2017, we entered into the Master Agreement with the Sellers (as defined herein) for the purchase of the Acquisition Vessels for an aggregate purchase price of $139.4 million. The Acquisition Vessels will be sold and delivered to us pursuant to the terms of individual MOAs. Subject to the closing of this Offer, and in accordance with the terms of the Master Agreement, we expect that the transactions contemplated by the Master Agreement, each of the MOAs and the Ancillary Closing Agreements will close simultaneously with each other on the Closing Date, which date will be mutually agreed upon by us and the Sellers, but shall be no later than the second business day following the Expiration Date of the Offer, subject to extension by mutual consent. On the Closing Date, we will take title to the Acquisition Vessels upon payment to the Sellers of the aggregate purchase price from the Trust Account funds in accordance with the Investment Management Trust Agreement governing the Trust Account and/or from funds we have raised through financing activities, which may include one or more credit facilities, including the Proposed Credit Facility, and/or from securities we may offer in the public and private debt and equity capital markets.

Q.	What is the background of Hunter Maritime Acquisition Corp.?
A.
We are a blank check company formed on June 24, 2016 under the laws of the Republic of the Marshall Islands for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, debt acquisition, stock purchase, reorganization or other similar business combination, vessels, vessel contracts (including for the purchase and charter-in by us of vessels) or one or more operating businesses or assets, intended to be in the international maritime shipping industry. On November 23, 2016, our IPO of 15,000,000 units was consummated. Each unit issued in the IPO (the "Units") consists of one Class A common share and one-half warrant. Each whole warrant (a "Warrant") entitles the holder to purchase one Class A common share at a price of $11.50. Simultaneously with the consummation of the IPO, our Sponsor, purchased 3,333,333 warrants in a private placement, which we refer to as the private placement warrants, at a purchase price of $1.50 per warrant to our Sponsor generating gross proceeds of $5,000,000.

On December 16, 2016, the underwriters of the IPO exercised their overallotment option in part, for a total of an additional 173,100 Units. As a result of the partial exercise of the overallotment option, as of January 3, 2017, our Sponsor forfeited 519,225 Class B common shares in order to maintain its ownership, on an as-converted basis, at 20% of our issued and outstanding common shares. In addition, we completed the private sale of an additional 23,080 private placement warrants to our Sponsor at a purchase price of $1.50 per warrant, generating gross proceeds of $34,620, in accordance with the terms of the private placement agreement entered into concurrently with the IPO.
The 15,173,100 Units sold in the IPO, including the 173,100 Units sold pursuant to the overallotment option, were sold at an offering price of $10.00 per Unit, generating gross proceeds of $151,731,000, which has been placed in the Trust Account pending our completion of an initial business combination. Unless and until we complete our initial business combination, no proceeds held in the Trust Account will be available for our use, except for the withdrawal of investment earnings to pay our income taxes and working capital expenses.
On January 9, 2017, the Class A common shares and Warrants underlying the units sold in the IPO began to trade separately.
We intend to complete the Acquisition, however, if we do not do so, and do not otherwise consummate our initial business combination by November 23, 2018, which is 24 months from the closing of the IPO, we must liquidate the Trust Account to the holders of Class A common shares as promptly as reasonably possible but not more than ten business days thereafter and dissolve in accordance with our Amended and Restated Articles of Incorporation as promptly as reasonably possible following such liquidation.

Q.	Are the Offer and the Acquisition conditioned on one another?
A.
Yes. Pursuant to the Master Agreement, it is a condition to the consummation of the Acquisition that the consummation of the Offer occurs substantially contemporaneously with the closing of the Acquisition, and the Offer is subject to the condition that the Acquisition Condition (as described below) is satisfied.  If the Acquisition Condition is not satisfied or waived by the then scheduled Expiration Date, we will terminate or extend the Offer.  In the event the Offer is terminated, we will promptly return any Class A common shares, at our expense, that were tendered pursuant to the Offer and we will be unable to consummate the Acquisition in accordance with the terms of the Master Agreement.  See "The Acquisition."

In the event the aggregate cash consideration we would be required to pay for all Class A common shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Acquisition exceed the aggregate amount of cash available to us, we will not complete the Acquisition or redeem any shares in the Offer, and all Class A common shares submitted for redemption will be returned to the holders thereof.  See "The Acquisition."
Q.	What are the most significant conditions to the Offer and the Closing of the Acquisition?
A.	Our obligation to purchase Class A common shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:
•
the Acquisition, in our reasonable judgment, to be determined immediately prior to the Expiration Date, being capable of being consummated substantially contemporaneously with this Offer, but in no event later than two business days after the Expiration Date (we refer to this condition, which is not waivable, as the "Acquisition Condition"); and

•
no more than 8,233,100 Class A common shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the "Maximum Tender Condition").

See "The Offer—Conditions of the Offer"
Q.	What are the most significant conditions to the Acquisition?
A.	Pursuant to the Master Agreement, the consummation of the Acquisition is conditioned upon, among other things:
•	the successful consummation of this Offer and the satisfaction of all conditions hereto, including the Maximum Tender Condition;
•
our having available funds sufficient to pay the purchase price of the Acquisition Vessels, which is contingent on (a) the release to us of no less than $69,400,000 of the trust funds, after giving effect to our payment of the Purchase Price for the Class A common shares tendered in the Offer (of which at least $59,400,000 shall be applied to the aggregate purchase price of the Acquisition Vessels, subject to reduction in the event an Acquisition Vessel suffers an actual or constructive total loss, a Charter Novation Agreement is not delivered by the charterer counterparty thereto, or the Sellers default on their obligations to sell an Acquisition Vessel to us), and (b) our receipt of additional funding from other sources, on commercially reasonable terms, which may include proceeds we receive from one or more credit facilities, including the Proposed Credit Facility (as defined herein), and/or from securities we may offer in the public and private debt and equity capital markets;

•	the final approval of our board of directors of the closing of the Acquisition, which the board of directors may withhold in its reasonable discretion;
•	our obtaining, having used reasonable efforts, Voting Agreements with shareholders representing at least 50% of our outstanding Class A common shares prior to the closing of the Acquisition;
•	the release of funds to us from the Trust Account;
•	our having at least $5,000,001 in net tangible assets following the consummation of this Offer; and
•
typical transaction closing conditions (for example, representations and warranties are true and correct, covenants and agreements have been performed, and the transaction documents will be duly executed and delivered).

See "The Acquisition—Conditions to Closing the Acquisition."
Q.	How will the Company fund the payment for the Class A common shares?
A.
We will use funds raised in connection with our IPO which are currently held in the Trust Account for the benefit of our shareholders, a portion of which will become available to us upon consummation of the Acquisition, to purchase Class A common shares tendered in the Offer. See "The Offer—Source and Amount of Funds and Certain Effects of the Offer."

Q.	How does the Company intend to allocate the approximate $151.7 million in the Trust Account?
A.
Of the approximately $151.7 million in the Trust Account, we intend to use up to $82,331,000 to fund the purchase of the Class A common shares in this Offer at the Purchase Price of $10.00 per share, assuming the Offer is fully subscribed. We expect to use the remaining balance of approximately $69,400,000 to fund up to $59,400,000 of the purchase price of the Acquisition Vessels, and the remainder to pay deferred underwriting fees in connection with our IPO and fees and expenses relating to the Offer and the Acquisition, to fund our working capital requirements and for general corporate purposes. The receipt of funds necessary to purchase the Class A common shares tendered in the Offer is dependent on the consummation of the Acquisition.

Q.	How long do I have to tender my Class A common shares?
A.
You may tender your Class A common shares pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with the terms of the Offer, we may need to extend the Offer depending on the timing and process of the SEC's review of the Offer to Purchase and related materials and for other reasons. The Offer will expire on May 26, 2017 at 5:00 p.m., New York City time, unless we extend or terminate the Offer. See "The Offer — General; Purchase Price; No Proration" and "— Extension of the Offer; Termination; Amendment." If a broker, dealer, commercial bank, trust company or other nominee holds your Class A common shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee's deadline. See "The Offer — Procedures for Tendering Class A common shares."

Q.	Can the Offer be extended, amended or terminated and, if so, under what circumstances?
A.
We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law, rule or regulation. The terms of the Master Agreement contemplate that the Expiration Date of the Offer will be no later than 45 days after the date of the Master Agreement, which we may extend by a period of up to five days to allow us time to respond to comments, if any, from the SEC relating to the Offer or otherwise in connection with the effectuation of this Offer and/or to facilitate our continued listing on NASDAQ.

Certain amendments to the Offer may require an extension of the Offer if deemed material. If we extend the Offer, we will delay the acceptance of any Class A common shares that have been validly tendered and not properly withdrawn pursuant to the Offer. In accordance with the rules of the SEC, we may, and we expressly reserve our right to, accept for payment an additional amount of Class A common shares not to exceed 2% of our issued and outstanding Class A common shares without amending the Offer or extending the Expiration Date. We can also terminate the Offer if any of the offer conditions listed in "The Offer — Conditions of the Offer" occur, or the occurrence thereof has not been waived. See "The Offer — Extension of the Offer; Termination; Amendment."
Q.	How will I be notified if the Offer is extended or amended?
A.
If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment.  See "The Offer — Extension of the Offer; Termination; Amendment."

Q.	How do I tender my Class A common shares?
A.
If you hold your Class A common shares in your own name as a holder of record and decide to tender your Class A common shares, you must deliver your Class A common shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent's Message (as defined in "The Offer — Procedures for Tendering Class A common shares") to Continental Stock Transfer & Trust Company (the "Depositary") before 5:00 p.m., New York City time, on May 26, 2017 or such later time and date to which we may extend the Offer.

If you hold your Class A common shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in "street name"), you must contact your broker or other nominee if you wish to tender your Class A common shares. See "The Offer — Procedures for Tendering Class A common shares" and the instructions to the Letter of Transmittal.
If you are a participant institution of The Depository Trust Company (DTC), you must tender your Class A common shares, according to the procedure for book-entry transfer described in "The Offer — Procedures for Tendering Class A common shares" of this Offer to Purchase.
You may contact Morrow Sodali LLC (the "Information Agent") or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See "The Offer — Procedures for Tendering Class A common shares" and the instructions to the Letter of Transmittal.
Q.	Can I tender my Units in the Offer?
A.
No. The Offer is only being made for our Class A common shares. If any or all of your Class A common shares are held as part of a Unit and you wish to tender the Class A common shares included in such Units, you will need to separate the Unit into its component pieces prior to exercising you redemption rights with respect to the Class A common shares in the Offer and undertake all actions necessary to allow for tender of the separated shares. For specific instructions regarding separation of Units, you will need to contact your broker and/or see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the Units. The voluntary separation of the Units occurs through the facilities of the DTC and is subject to the procedures of DTC and the various broker/nominees who hold their positions through DTC. Accordingly, while we believe that such separation of the Units can typically be accomplished within three business days, no assurance can be given regarding how quickly units can be separated and Unit holders are urged to promptly contact their broker/nominee if they wish to tender the shares underlying their Units. If you fail to cause your Class A common shares to be separated in a timely manner before the Offer expires, you will not be able to validly tender such Class A common shares prior to the expiration of the Offer.

Q.	Until what time can I withdraw previously tendered Class A common shares?
A.
You may withdraw your tendered Class A common shares at any time prior 5:00 p.m., New York City time, on May 26, 2017 or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Class A common shares for payment, you may withdraw your tendered Class A common shares at any time after 5:00 p.m., New York City time, on May 26, 2017. See "The Offer — Withdrawal Rights."

Q.	How do I properly withdraw Class A common shares previously tendered?
A.
You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer in order to properly withdraw your Class A common shares. Your notice of withdrawal must specify your name, the number of Class A common shares to be withdrawn and the name of the registered holder of such Class A common shares. Certain additional requirements apply if the certificates for Class A common shares to be withdrawn have been delivered to the Depositary or if your Class A common shares have been tendered under the procedure for book-entry transfer set forth in "The Offer — Procedures for Tendering Class A common shares." See "The Offer — Withdrawal Rights."

Q.	Has the Company or its board of directors adopted a position on the Offer?
A.
Our intention is to complete this Offer and consummate the Acquisition. Our board of directors has (i) approved our making this Offer, (ii) declared the advisability of the Acquisition and approved our entry into the Master Agreement, the MOAs and the Ancillary Closing Agreements, our obligations under which are subject to final approval of our board of directors on or before the Closing Date, and (iii) determined that the Acquisition is in the best interests of our shareholders. You must, however, make your own decision as to whether to tender your Class A common shares and, if so, how many Class A common shares to tender. If you tender all of your Class A common shares in the Offer, you will not be a shareholder of the Company after the closing of the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Class A common shares. In deciding whether or not to tender your Class A common shares, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer.

Q.	When and how will the Company pay for the Class A common shares I tender that are accepted for purchase?
A.
We will pay the Purchase Price in cash for the Class A common shares we purchase promptly after (i) the expiration of the Offer if the offer conditions are satisfied or waived (as applicable), and (ii) our acceptance of the Class A common shares for payment. We will pay for the Class A common shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your Class A common shares accepted for payment. See "The Offer — Purchase of Class A common shares and Payment of Purchase Price."

Q.	Will I have to pay brokerage fees and commissions if I tender my Class A common shares?
A.
If you are a holder of record of your Class A common shares and you tender your Class A common shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Class A common shares in street name through a broker, bank or other nominee and your broker tenders Class A common shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "The Offer — Procedures for Tendering Class A common shares."

Q.	What are the U.S. federal income tax consequences if I tender my Class A common shares?
A.
The receipt of cash for your tendered Class A common shares will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or as a distribution. See "Material U.S. Federal Income Tax Consequences."

Q.	Will I have to pay stock transfer tax if I tender my Class A common shares?
A.
We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Class A common shares to anyone other than the registered holder, you may incur stock transfer tax. See "The Offer — Purchase of Class A common shares and Payment of Purchase Price."

Q.	Whom do I contact if I have questions about the Offer?
A.
For additional information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents from the Information Agent at: (800) 662-5200. Banks and brokers can call collect at (203) 658-9400.

Q.	What will be the purchase price for the Class A common shares and what will be the form of payment?
A.
The Purchase Price for the Offer is $10.00 per Class A common share, which is equal to the per share amount held in the Trust Account as of two business days prior to the commencement of this Offer excluding investment earnings on the Trust Account. All Class A common shares we purchase will be purchased at the Purchase Price. See "The Offer — General; Purchase Price; No Proration." If your Class A common shares are purchased in the Offer, you will be paid the Purchase Price, in cash promptly after the Expiration Date (as defined in "Introduction").

Q.	How will the Offer affect the number of Class A common shares outstanding and the number of our shareholders?
A.
As of the date of this Offer to Purchase, we had an aggregate of 18,966,375 common shares outstanding, consisting of 15,173,100 Class A common shares and 3,793,275 Class B common shares, all of which were issued in connection with our IPO.  In addition, we had outstanding warrants to acquire 10,942,963 Class A common shares at an exercise price of $11.50 per share.  The Class B common shares will automatically convert to Class A common shares at the closing of the Acquisition.

If no Class A common shares are tendered in this Offer, the total number of our outstanding common shares will not change (we will have 18,966,375 Class A common shares outstanding and no Class B common shares outstanding).  If the Offer is fully subscribed, following our purchase of the Class A common shares tendered pursuant to this Offer, we will have 10,678,275 Class A common shares outstanding and no Class B common shares outstanding.  In each case, for the purposes of this calculation, we have assumed that no additional shares will be issued in connection with the consummation of the Acquisition. Warrants are not subject to the Offer and therefore the number of warrants outstanding will not be affected by the Offer. See "The Offer — Purpose of the Offer; Source and Amount of Funds and Certain Effects of the Offer" and "Principal Shareholders."
To the extent any of our shareholders validly tender their Class A common shares (without subsequently properly withdrawing such tendered Class A common shares) and that tender is accepted by us, the number of our holders would be reduced. See "The Offer — Purpose of the Offer; Source and Amount of Funds and Certain Effects of the Offer."

Q.	What will happen if I do not tender my Class A common shares?
A.	Shareholders who choose not to tender their Class A common shares will retain their Class A common shares.
Continuing shareholders that do not tender their Class A common shares will also be subject to several other risks including:
•	reduced public float and therefore reduced liquidity;
•	the Class A common shares could be delisted from NASDAQ if we do not meet applicable requirements;
•	concentration of ownership among the company's sponsor and its affiliates;
•	risks associated with our business following the Acquisition; and
•	share price declines.
See "Description of Securities and Material Differences in the Rights of Shareholders Following the Offering and the Acquisition."
Q.	If I object to the price being offered for my Class A common shares, will I have appraisal rights?
A.	No appraisal rights will be available to you in connection with the Offer or the Acquisition. See "Appraisal Rights."
Q.	What happens if we do not consummate the Acquisition or another initial business combination?
A.
If we do not consummate the Acquisition or another initial business combination by November 23, 2018, then, pursuant to our Amended and Restated Articles of Incorporation, we will dissolve as promptly as practicable and liquidate and release only to our holders of Class A common shares, as part of our plan of distribution, the amount in the Trust Account, including the deferred underwriting fees and accrued but undistributed investment earnings, net of (i) taxes payable, and (ii) investment earnings on the Trust Account previously released to us to fund our working capital  requirements. In accordance with our Amended and Restated Articles of Incorporation, we must liquidate the Trust Account as promptly as reasonably possible but not more than ten business days after November 23, 2018 and we must dissolve as promptly as reasonably possible following such liquidation. Our Sponsor has agreed to waive its rights to participate in any liquidating distribution as part of its plan of distribution with respect to the Class B common shares, but not with respect to any Class A common shares that it acquired in the IPO or aftermarket. There will be no distribution from the Trust Account with respect to our Warrants, and all rights of our Warrants will terminate upon its liquidation.

Q.	Where can I find information about the dry bulk shipping industry?
A.	Information about the dry bulk shipping industry can be found in the section entitled "Overview of the Dry Bulk Shipping Industry."

INFORMATION ABOUT HUNTER MARITIME ACQUISITION CORP.
Introduction
We are a blank check company formed on June 24, 2016, under the laws of the Republic of the Marshall Islands for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, debt acquisition, stock purchase, reorganization or other similar business combination, vessels, vessel contracts (including for the purchase and charter-in by us of vessels) or one or more operating businesses or assets, intended to be in the international maritime shipping industry. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not limit us to a particular geographic region or industry. Our entire activity since inception up to the closing of our IPO was in preparation of our IPO. After the IPO, our activity has been limited to the evaluation of potential initial business combinations, and we will not be generating any operating revenues until the closing and completion of our initial business combination. Our address is: Hunter Maritime Acquisition Corp., c/o MI Management Company, Trust Company Complex, Suite 206, Ajeltake Road, P.O. Box 3055, Majuro, Marshall Islands MH96960.
Overview
On November 23, 2016, we consummated our initial public offering of 15,000,000 Units. Each Unit issued in the IPO consists of one Class A common share and one-half warrant. Each whole Warrant entitles the holder to purchase one Class A common share at a price of $11.50. Simultaneously with the consummation of the IPO, we completed a private placement of 3,333,333 warrants, which we refer to as the private placement warrants, at a purchase price of $1.50 per warrant to our Sponsor, generating gross proceeds of $5,000,000.
On December 16, 2016, the underwriters of the IPO exercised their overallotment option in part, for a total of an additional 173,100 Units. As a result of the partial exercise of the overallotment option, as of January 3, 2017, our Sponsor forfeited 519,225 Class B common shares in order to maintain its ownership, on an as-converted basis, at 20% of our issued and outstanding common shares. In addition, we completed the private sale of an additional 23,080 private placement warrants to our Sponsor at a purchase price of $1.50 per warrant, generating gross proceeds of $34,620, in accordance with the terms of the private placement agreement entered into concurrently with the IPO. If we do not complete the Acquisition or another initial business combination within 24 months from the closing of the IPO, the private placement warrants will expire worthless. The private placement warrants will be non-redeemable and exercisable on a cashless basis, provided that such cashless exercise is permitted under the laws of our corporate jurisdiction, so long as they are held by their initial purchasers or their permitted transferees (except as described below under "Principal Shareholders.") If the private placement warrants are held by holders other than their initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the Warrants included in the units sold in the IPO.
The 15,173,100 Units sold in the IPO, including the 173,100 Units sold pursuant to the overallotment option, were sold at an offering price of $10.00 per Unit, generating gross proceeds of $151,731,000, which has been placed in the Trust Account pending our completion of an initial business combination. The Trust Account also contains $5,310,585 of the underwriters' compensation which will be paid to them only in the event of an initial business combination. Unless and until we complete our initial business combination, no proceeds held in the Trust Account will be available for our use, except for the withdrawal of investment earnings to pay our income taxes and working capital expenses. The net proceeds of the IPO held outside of the Trust Account are available to be used by us to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
On January 9, 2017, the Class A common shares and Warrants underlying the Units sold in the IPO began to trade separately.

Our intention is to consummate our initial business combination, which we intend to be through the acquisition of five capesize dry bulk vessels using the proceeds of the Trust Account available to us following the completion of the Offer and/or from funds we have raised through financing activities, which may include one or more credit facilities, including the Proposed Credit Facility (as defined herein), and/or from securities we may offer in the private and public debt and equity capital markets. See "Purpose of the Offer and the Acquisition," below.
We anticipate that in order to fund our working capital requirements until the time we complete an initial business combination, we will need to use all of the remaining funds not held in the Trust Account and the investment earnings on the funds held in the Trust Account, plus amounts that we may borrow from our Sponsor.  Our Sponsor is not under any obligation to advance funds to, or to invest in, us. We may also raise funds through one or more credit facilities, including the Proposed Credit Facility, and/or though the offering securities in the private and public debt and equity capital markets. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of our business plan, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.
In the event we were ultimately required to forfeit such funds, we may not have a sufficient amount of working capital available to pay expenses related to the Acquisition without securing additional financing. If we were unable to secure additional financing, we would most likely fail to consummate our initial business combination in the allotted time and would be forced to liquidate.
Our Assets and Liabilities and Other Financial Information
    Our assets are comprised principally of amounts on deposit in the Trust Account and cash that we have outside of the Trust Account.  The net proceeds from the IPO remain on deposit in the Trust Account earning interest. As of December 31, 2016, we had $151,767,426 held in the Trust Account, which included deferred underwriting fees of $5,310,585. Additionally, as of December 31, 2016, we had $1,823,321 outside the Trust Account and $31,808 in interest earned on the Trust Account that we have since withdrawn to fund our working capital requirements. Also, as of that date, we had $760,522 of current liabilities (other than the deferred underwriting fees). As of April 25, 2017, approximately $151.7 million was on deposit in the Trust Account, which reflects our withdrawal of certain amounts therefrom in accordance with the Investment Management Trust Agreement to pay working capital expenses. Each Class A common share that is redeemed by us in the Offer will reduce amounts available to us from the Trust Account by $10.00.

Please see our Report on Form 6-K, filed with the SEC on November 30, 2016, which contains our audited financial statements for the period ending November 23, 2016, including a Statement of Financial Position reflecting receipt of the proceeds from our IPO. We intend to file, on or before May 1, 2017, an Annual Report on Form 20-F for the year ended December 31, 2016, which will contain our audited financial statements for the period ending December 31, 2016.  Reports that we file with the SEC are available on the SEC's website.  See "Where You Can Find More Information," below.
Consistent with shipping industry practice, we treat our acquisition of vessels, including the Acquisition Vessels, as the acquisition of an asset rather than a business. See "The Acquisition—Accounting Treatment of the Acquisition."

Our Operations Prior to the Acquisition
We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception up to the closing of our IPO was in preparation of that event. After the IPO, our activity has been limited to the evaluation of potential initial business combinations, and we will not be generating any operating revenues until the closing and completion of our initial business combination. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. We expect to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents.
Until we enter into an initial business combination, we will not have any revenues.
Immediately after the IPO, we began paying fees of $10,000 per month to Belgische Scheepvaartmaatschappij-Compagnie Maritime Belge, or CMB NV ("CMB") pursuant to an Administrative Services Agreement for office space, secretarial support and administrative services and we expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.  At or shortly following the closing of the Acquisition, and subject to the approval of an independent committee of our board of directors, we expect to enter into a new agreement with CMB (the "Business Administration Agreement"), pursuant to which CMB, as business manager, will provide administrative services to us and our subsidiaries, including financial, loan administration and corporate record keeping services, for which CMB will receive a fee of $500 per day per vessel owned by us.
Upon the closing of our initial business combination, our non-executive directors will be entitled to receive annual cash compensation in the aggregate amount of $75,000 (payable quarterly), and our non-executive director who serves as the chairman of our audit committee is entitled to an additional fee of $25,000. We may enter into employment or other compensation arrangements with members of our management and executive directors, the terms of which have not yet been determined.
Other than (i) the repayment at the closing of our IPO of an unsecured loan from our Sponsor used to fund a portion of the IPO expenses, and (ii) administrative fees relating to office space, secretarial support and administrative services provided to us, no compensation of any kind, including finder's and consulting fees, has been paid to any of our executive officers, directors or sponsor or any of their respective affiliates prior to or in connection with the Acquisition. However, our executive officers and directors may receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.
Until the consummation of the Acquisition, the net proceeds of our IPO, including amounts in the Trust Account, are and will be invested in U.S. "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
Purpose of the Offer and the Acquisition
This Offer is being made in connection with the Acquisition pursuant to our organizational documents to provide our public shareholders with an opportunity to redeem their Class A common shares for a portion of the aggregate amount then on deposit in our Trust Account established to hold the net proceeds of our IPO pursuant to the Investment Management Trust Agreement, dated as of November 18, 2016.  The Purchase Price in the Offer is $10.00 per Class A common share, net to the seller in cash subject to certain conditions described herein. The Purchase Price is equal to the per share amount on deposit in the Trust Account as of two business days prior to the commencement of the Offer, including investment earnings, less taxes payable and amounts released to the Company to pay working capital expenses, in the Trust Account. See "The Offer — General; Purchase Price; No Proration."

Our Sponsor and the members of our management team have agreed with us to waive their redemption rights in connection with the completion of our initial business combination with respect to any Class A common shares they have acquired. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a shareholder in the assets or earnings and profits of the Company.
On April 26, 2017, we entered into the Master Agreement with the Sellers for the purchase of the Acquisition Vessels for an aggregate purchase price of $139.4 million. The Acquisition Vessels will be sold and delivered to us pursuant to the terms of the individual MOAs. Subject to the closing of this Offer, and in accordance with the terms of the Master Agreement, we expect that the transactions contemplated by the Master Agreement, each of the MOAs and the Ancillary Closing Agreements will close simultaneously with each other on the Closing Date.  On the Closing Date, we will take title to the Acquisition Vessels upon payment to the Sellers of the aggregate purchase price from the Trust Account funds in accordance with the Investment Management Trust Agreement governing the Trust Account and/or from funds we have raised through financing activities, which may include one or more credit facilities, including the Proposed Credit Facility, and/or securities we may offer in the private and public debt and equity capital markets.
Pursuant to the terms of the Acquisition, it is a condition to the consummation of the Acquisition that, among other things, the Offer is successfully consummated and all conditions to the Offer, including the Maximum Tender Condition, have been satisfied.  The Offer is subject to the satisfaction of the Acquisition Condition and the Maximum Tender Condition (as described below). Under no circumstances will the number of Class A common shares tendered be prorated.
Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived (as applicable) and whether the Offer has been extended, terminated or delayed. If such offer conditions are satisfied, promptly after the Expiration Date and substantially contemporaneously with the completion of the Acquisition, we will purchase and pay the Purchase Price for each Class A common shares validly tendered and not properly withdrawn. The Acquisition must be consummated pursuant to our Amended and Restated Articles of Incorporation. See "The Acquisition." In the event the Offer is terminated, we will promptly return any Class A common shares, at our expense, that were delivered pursuant to the Offer.
We will have until November 23, 2018 to consummate the Acquisition or another initial business combination. If we are unable to consummate our initial business combination by such date, our Amended and Restated Articles of Incorporation require us to dissolve as promptly as practicable and liquidate and release to our holders of Class A common shares the amount in our trust account as part of our plan of distribution.
Appraisals of the Acquisition Vessels
We obtained appraisals of the Acquisition Vessels from two internationally recognized shipbroking firms, Clarkson Valuations Limited and SSY Valuation Services Ltd., companies not affiliated with the Company or the Sponsor, in the ordinary course of business in relation to the fleet valuation and did not pay any additional transaction based fees for the appraisals. The fair market value estimates contained in the appraisals are, as is customary in ship valuation, based on an assessment of the values that could be achieved in transactions involving a willing buyer and a willing seller. There can be no assurance, however, that these values can be realized in actual transactions. The full text of the certificates relating to the two Acquisition Vessel appraisals, including the methodologies, limitations and qualifications related thereto, is attached as Exhibits 10.2 and 10.3, respectively, to our Report on Form 6-K, filed with the Commission on April 27, 2017.

On the date we entered into the Master Agreement, our board of directors determined, based on the average of two appraisals of the Acquisition Vessels, discussed above, that the fair market value of the Acquisition Vessels is approximately $135.83 million, and therefore, that the fair market value of the Acquisition Vessels is equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting fees of $5,310,585, and taxes payable), as required by our Amended and Restated Articles of Incorporation and NASDAQ rules. See "The Acquisition—Appraisals of the Acquisition Vessels" below.

Interests of Certain Persons in the Acquisition
When you consider the recommendations of the Company's board of directors in favor of the Acquisition and against the Offer, you should keep in mind that our Sponsor and our directors and officers have interests in the Acquisition and Offer that may be different from, or in addition to, your interests as a shareholder.
Recommendations of the Board of Directors
Our intention is to complete this Offer and consummate the Acquisition. Our board of directors has (i) approved our making this Offer, (ii) declared the advisability of the Acquisition and approved our entry into the Master Agreement, the MOAs and the Ancillary Closing Agreements, our obligations under which are subject to final approval of our board of directors on or before the Closing Date, and (iii) determined that the Acquisition is in the best interests of our shareholders. You must, however, make your own decision as to whether to tender your Class A common shares and, if so, how many Class A common shares to tender. If you tender all of your Class A common shares in the Offer, you will not be a shareholder of the Company after the closing of the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Class A common shares. In deciding whether or not to tender your Class A common shares, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer.
Securities Held by Our Sponsor
On July 11, 2016, we issued to our Sponsor an aggregate of 4,312,500 founder shares in exchange for a capital contribution of $25,000, or $0.006 per share. Prior to the initial investment in us of $25,000 by our Sponsor, we had no assets, tangible or intangible. Upon the effectiveness of our Amended and Restated Articles of Incorporation, the founder shares were automatically reclassified and converted to our Class B common shares. The per share price of the founder shares was determined by dividing the amount contributed to us by the number of founder shares issued. As a result of the underwriters' partial exercise of the overallotment option to purchase an additional 173,100 Units, as of January 3, 2017, our Sponsor forfeited 519,225 Class B common shares in order to maintain its ownership, on an as-converted basis, at 20% of our issued and outstanding common shares upon the completion of our IPO.
The Class B common shares will automatically convert into Class A common shares at the time of our initial business combination on a one-for-one basis subject to certain adjustments. In the case that additional Class A common shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the business combination, if applicable, the ratio at which Class B common shares shall convert into Class A common shares will be adjusted so that the number of Class A common shares issuable upon conversion of all Class B common shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of all common shares outstanding upon the completion of the IPO plus all Class A common shares and equity-linked securities issued or deemed issued in connection with the initial business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination or pursuant to private placement warrants issued to our Sponsor, after taking into account any Class A common shares redeemed in connection with the initial business combination.
Simultaneously with the consummation of the IPO, we completed a private placement of 3,333,333 warrants to our Sponsor at a price of $1.50 per warrant generating gross proceeds of $5,000,000. Each private placement warrant entitles the holder to purchase one Class A common share at $11.50 per share. As a result of the underwriters' partial exercise of the overallotment option on December 16, 2016, we sold an additional 23,080 private placement warrants to the sponsor at a price of $1.50 per private placement warrant generating gross proceeds of $34,060.
As of the date hereof, our Sponsor owns an aggregate of 3,793,275 Class B common shares and 3,356,413 private placement warrants, and CMB owns an aggregate of 200,000 Class A common shares that were purchased in the IPO.

Our Sponsor has agreed with us to waive its redemption rights in connection with the Offer and the Acquisition with respect to its common shares.
If the Acquisition, or another initial business combination, is not consummated by November 23, 2018, the Company will be required to commence proceedings to dissolve and liquidate following distribution of the amounts in the Trust Account. There will be no distribution from the Trust Account with respect to our Sponsor's private placement warrants, which would expire worthless.
Officer and Director Liability
If we are unable to complete a business combination and are forced to dissolve and liquidate, our Sponsor is obligated to indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our Sponsor to enforce its indemnification obligations.
Certain Other Interests in the Acquisition
In addition to the interests of our directors and officers in the Acquisition, you should keep in mind that certain individuals promoting the Acquisition have interests in the Acquisition that may be different from, or in addition to, your interests as a shareholder. The underwriters in the IPO agreed to defer payment of a portion of the underwriting commission equal to $5,310,585. This amount will be held in the Trust Account and not released until the earlier to occur of (i) the completion of our initial business combination, which we expect will be the Acquisition, or (ii) our liquidation, in which case such proceeds will be distributed to the holders of Class A common shares, together with all other funds held in the Trust Account.
Proposed Redomiciliation and Shareholder Voting Agreements
Redomiciliation. Promptly following the completion of the Acquisition, or another initial business combination should the Acquisition not be consummated, we intend to transfer our corporate domicile from the Marshall Islands to Belgium (the "Redomiciliation"), which will require our shareholders' approval under Belgian law and compliance with other applicable legal requirements. Pursuant to the Letter Agreement we entered into with our Sponsor, dated November 18, 2016, we agreed, among other things, not to complete our initial business combination if we are unable to obtain the required shareholder approval to transfer our corporate domicile. On April 26, 2017, our Sponsor agreed to waive this condition, so long as, prior to the Closing Date, we enter into voting agreements (each, a "Voting Agreement") with the holders of at least 50% of our Class A common shares and that we use commercially reasonable efforts to hold a shareholder meeting to approve the Redomiciliation as soon as practicable after the closing of the Acquisition.  Pursuant to the Voting Agreements, which we expect to enter into on a privately negotiated basis, we expect that holders of our Class A common shares will agree, among other things, with respect to all of the Class A common shares beneficially owned and entitled to be voted by such holders as of the effective date of such Voting Agreement, (1) not to sell or otherwise transfer such shares or voting rights, in each case, during the term of the Voting Agreement, and (2) at any meeting of shareholders called for the purpose of voting on the Redomiciliation and the other transactions and agreements incident thereto, to vote such shares or cause such shares to be voted, in favor of the approval of the Redomiciliation and the other transactions and agreements incident thereto requiring shareholder approval.
Subject to the closing of this Offer and the consummation of the Acquisition, we expect to convene a shareholder meeting to approve the Redomiciliation as soon as reasonably practicable after the closing of the Acquisition. Our Sponsor and members of our management team have agreed to vote any common shares owned by them in favor of Redomiciliation. All redemptions pursuant to this Offer will occur while we are still a Marshall Islands corporation and will be conducted pursuant to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws currently in effect.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Material U.S. Federal Income Tax Consequences
The receipt of cash for your tendered Class A common shares will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or as a distribution. See "Material U.S. Federal Income Tax Consequences."
Regulatory Approvals
Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Class A common shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership the Class A common shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for the Class A common shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

RISK FACTORS
You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Offer to Purchase, including matters addressed in the section entitled "Forward-Looking Statements" before you decide whether to tender Class A common shares in this Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.
The risks and uncertainties described below include material risks applicable to the Company; however they are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair the Acquisition or our future business operations.
Risk Factors Relating to the Offer and the Acquisition
You will not be afforded an opportunity to vote on the proposed initial business combination, which means that your only opportunity to affect the investment decision regarding the Acquisition will be limited to the exercise of your right to redeem your Class A common shares from us for cash in this Offer. We may consummate the Acquisition even though a majority of our shareholders do not support such transaction.
We are not required to hold a shareholder vote to approve a proposed initial business combination and we will not do so for the Acquisition, which means that your only opportunity to affect the investment decision regarding the Acquisition will be limited to exercising your redemption rights within the period of time set forth in this Offer, as may be amended. In addition, your election to exercise your redemption rights could still be rejected if the conditions to this Offer are not satisfied.
Accordingly, we may consummate the Acquisition even if holders of a majority of our shareholders do not support such transaction.
There is no guarantee that your decision whether or not to tender your Class A common shares will put you in a better future economic position.
We can give no assurance as to the price at which a shareholder may be able to sell its Class A common shares in the future following the completion of the Offer. If you choose to tender your Class A common shares in the Offer, certain future events may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not decided to tender your Class A common shares. Similarly, if you do not tender your Class A common shares, you will continue to bear the risk of ownership of your Class A common shares after the closing of the Offer, and there can be no assurance that you will be able to sell your Class A common shares in the future at a price equal to or higher price than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.
If certain conditions are not met or waived, we may terminate or extend the Offer.
Upon the consummation of the Acquisition, we plan to use the cash available from the funds held in the Trust Account to purchase the Class A common shares validly tendered and not properly withdrawn pursuant to the Offer, and the balance will be released to us to fund our purchase of the Acquisition Vessels, payment of the deferred underwriting fees, taxes payable, fees and expenses related to the Offer and the Acquisition, and to fund our working capital requirements and for general corporate purposes. However, if the conditions to the Acquisition or the Offer, including the Acquisition Condition and the Maximum Tender Condition, are not satisfied or properly waived, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. See "The Offer — Conditions of the Offer."

The Offer presents potential risks and disadvantages to us and our continuing shareholders.
Although our board of directors has determined that the Acquisition and making the Offer are in the best interests of our shareholders, the Offer exposes us to a number of risks including:
•
the use of a substantial portion of the cash in our Trust Account, which reduces the funds available as working capital for our businesses going forward, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our shareholders;

•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and
•
the risk that the Offer may reduce our "public float," which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and the number of our shareholders, which may reduce the volume of trading in the Class A common shares and may result in lower share prices and reduced liquidity in the trading of the Class A common shares following completion of the Offer and limit our ability to meet NASDAQ listing standards, including having the requisite number of round lot holders or shareholders.

All of our public shareholders have the right to exercise their redemption rights, which could result in insufficient trust funds remaining that are available to us for the post-transaction company.
We are offering each shareholder the right to have his, her or its Class A common shares redeemed for cash if the initial business combination is consummated. Our Sponsor has agreed not to redeem any common shares held by it. However, because we permit all of our shareholders to exercise their redemption rights, it will be easier for us to consummate an initial business combination with an acquisition target in the face of strong shareholder dissent. Depending on the number of shares that are redeemed in connection with our initial business combination, we may have insufficient trust funds remaining that are available to us after the Offer with which to consummate our initial business combination, which may result in less money being available for use as working capital post initial business combination, or result in our failure to consummate an initial business combination.
Because we may redeem up to 8,233,100 Class A common shares in the Offer, the liquidity of our securities in the open market may be significantly reduced.
We may redeem up to 8,233,100 of our Class A common shares in the Offer, which would result in significantly fewer Class A common shares issued and outstanding and, in turn, would significantly reduce the liquidity of our securities, including our Class A common shares that are not redeemed.
We are not required to obtain a fairness opinion from an independent investment banking firm as to the purchase price of the Acquisition Vessels.
Our initial business combination must be with one or more acquisition targets whose fair market value, individually or collectively, is equal to at least 80% of the balance in the trust account (excluding deferred underwriting fees of $5,310,585, and taxes payable) at the time we enter into a definitive agreement for such a business combination. On the date we entered into the Master Agreement, our board of directors determined, based on, among other things, appraisals of the Acquisition Vessels obtained from two internationally recognized shipbroking firms, that the fair market value of the Acquisition Vessels is approximately $135.83 million, calculated as an average of the two appraisals, which is equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting fees of $5,310,585, and taxes payable). We have no obligation to obtain or provide you with a fairness opinion, and our shareholders must rely solely on the judgment of our board of directors with respect to the determination of the fair market value of the Acquisition.

If all of the Closing Conditions are not satisfied or otherwise waived, on or before the Closing Date, we will be unable to consummate the Acquisition.
Pursuant to the terms of the Master Agreement and the MOAs, the closing of the transactions contemplated thereby will close, subject to the satisfaction of the Closing Conditions, simultaneously with each other on the Closing Date. The closing of the Acquisition on the Closing Date is subject to the satisfaction of certain important conditions precedent which include, among other things, (i) the successful consummation of this Offer and the satisfaction of all conditions hereto, including the Maximum Tender Condition, (ii) our having available funds sufficient to pay the purchase price of the Acquisition Vessels, which is contingent on (a) the release to us of no less than $69,400,000 of the trust funds, after giving effect to our payment of the Purchase Price for the Class A common shares tendered in the Offer (of which at least $59,400,000 shall be applied to the aggregate purchase price of the Acquisition Vessels, subject to reduction in the event an Acquisition Vessel suffers an actual or constructive total loss, a Charter Novation Agreement is not delivered by the charterer counterparty thereto, or the Sellers default on their obligations to sell an Acquisition Vessel to us), and (b) our receipt of additional funding from other sources, on commercially reasonable terms, which may include proceeds we receive from one or more credit facilities, including the Proposed Credit Facility (as defined herein), and/or from securities we may offer  in the public and private debt and equity capital markets, (iii) the final approval of our board of directors of the closing of the Acquisition, which the board of directors may withhold in its reasonable discretion, (iv) our obtaining, having used reasonable efforts, Voting Agreements (described below) with shareholders representing at least 50% of our outstanding Class A common shares prior to the Closing Date, (v) the release of funds to us from the Trust Account, (vi) our having at least $5,000,001 in net tangible assets following the consummation of this Offer, (vii) each party to the Master Agreement, the MOAs and the Ancillary Closing Agreements having received from the other party all applicable instruments, documents and considerations described in the Master Agreement and related agreements, (viii) no conflict with any applicable law or order, and (ix) no pending third-party action seeking to enjoin or otherwise restrict the closing of the Acquisition.
If certain conditions are not met, we may extend or terminate the Offer, which may impede our ability to consummate the Acquisition.
We plan to use the cash available from the funds held in the Trust Account to purchase the Class A common shares validly tendered and not properly withdrawn pursuant to the Offer, with the remaining balance to be used to fund the purchase price of the Acquisition Vessels, pay the deferred underwriting fees, and fund working capital requirements.  Assuming the maximum 8,233,100 of our Class A common shares are tendered for redemption in the Offer, the remaining balance released to us will be approximately $69,400,000.
However, if the conditions to the Offer, including the Maximum Tender Condition and the Acquisition Condition are not satisfied or properly waived, we will not be able to access the funds held in the Trust Account and thus will need to either terminate the Offer or extend the Offer, time permitting under the Acquisition Conditions.  Because the Acquisition is conditioned on the completion of the Offer, if we terminate the Offer, we will be unable to consummate the Acquisition. See "The Offer — Conditions of the Offer."
If an Acquisition Vessel suffers an actual or constructive total loss, if an Acquisition Vessel is on charter and such charter is not novated to us, or the Sellers default on their obligations to sell an Acquisition Vessel to us, we may not be able to consummate our initial business combination.

If by virtue of an actual or constructive total loss of any Acquisition Vessel, or in the case where any Acquisition Vessel is on charter, and such charter is not novated to us at the time of any sale to us, or if by virtue of a default by the Sellers, we do not take delivery of any Acquisition Vessel, the related MOA will be rescinded. In such case, we may seek to identify and enter into a definitive agreement to purchase a replacement vessel, the acquisition of which will serve as a part of our initial business combination in order to assure that the target vessels that we acquire have an aggregate fair market value of at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on income earned) at the time of our signing of the related definitive agreements.  If we do so, we may identify a vessel that is owned by affiliates of us, affiliates of the Sellers, or other vessel owners.  We cannot assure you that we would be able to do so, in which case we may not be able to consummate the Offer or the Acquisition.

The Proposed Credit Facility and other credit facilities that we may enter into are expected to contain customary operating and financial covenants, which could negatively affect our growth and cause our financial performance to suffer, and with which we may not be in compliance.

The Proposed Credit Facility and other credit facilities that we may enter into may impose operating and financial restrictions on us. These restrictions may limit our ability, or the ability of our subsidiaries party thereto to:
•	pay dividends and make capital expenditures if we do not repay amounts drawn under our credit facilities or if there is another default under our credit facilities;
•	incur additional indebtedness, including the issuance of guarantees;
•	create liens on our assets;

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel;
•	sell our vessels;
•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or
•	enter into a new line of business.
Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders' interests may be different from ours and we may not be able to obtain our lenders' permission when needed. This may limit our ability to pay dividends to you if we determine to do so in the future, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.
In addition, our future secured credit facilities, including the Proposed Credit Facility, will likely require us to maintain specified financial ratios and satisfy financial covenants, including ratios and covenants based on the market value of the vessels in our fleet. Events beyond our control, including changes in the economic and business conditions in the shipping markets in which we operate, may affect our ability to comply with these covenants. We cannot assure you that we will meet these ratios or satisfy these covenants or that our lenders will waive any failure to do so. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our credit facilities may, among other things, prevent us from borrowing additional money under our credit facilities and could result in a default under our credit facilities. If a default occurs under our credit facilities, the lenders could elect to declare the outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of our assets.
Risk Factors Relating to the Company
We may not be able to consummate an initial business combination within the required time frame, in which case we would automatically dissolve and liquidate our assets, and you may not be able to recover your full investment.
Pursuant to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, we must complete an initial business combination with a fair market value of at least 80% of the balance of the Trust Account at the time we enter into a definitive agreement relating to the business combination (excluding deferred underwriting fees of $5,310,585, and taxes payable) on or prior to November 23, 2018. Prior to an initial business combination or our liquidation, if we are unable to consummate an initial business combination within the allotted time, amounts in trust may not be released, except for (i) investment earnings on the Trust Account that may be released to us to pay any taxes we incur, and (ii) investment earnings earned by the Trust Account that may be released to us from time to time to fund our working capital and general corporate requirements (any amounts in the Trust Account in excess of $10.00 per public share). If we fail to consummate an initial business combination within the required time frame, we will, in accordance with our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, automatically dissolve, liquidate and wind up. The foregoing requirements are set forth in Article IX of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and may not be eliminated without the vote of our board of directors and the vote of at least 90% of the voting power of our outstanding Class A common shares. We may not be able to find and complete an initial business combination with a suitable acquisition target within the required time frame. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential acquisition target may be reduced as we approach the deadline for the consummation of an initial business combination. Although $10.00 per Class A common share is initially placed in trust, if third parties bring claims against us that are not subject to a valid and enforceable waiver, the proceeds held in the Trust Account may be reduced and the per share liquidation price received by you will be less than $10.00 per Class A common share. If so, you will not be able to recover your full investment.
Shareholders may be liable for claims of third party creditors to the extent you receive distributions in a dissolution and any such liability of our shareholders will likely extend beyond the third anniversary of such dissolution or the settlement of claims, litigation or proceedings begun prior to or during the three year period.
Under Marshall Islands law, shareholders might, in certain circumstances, be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If we complied with the procedures set forth in Section 106 of the Marshall Islands Business Corporations Act (the "BCA"), which are intended to ensure that we make reasonable provision for all claims against us, including a six month notice period during which any third-party claims can be brought against us before any liquidating distributions are made to shareholders, any liability of a shareholder with respect to a liquidating distribution should be limited to the lesser of such shareholder's pro rata share of the claim or the amount distributed to the shareholder, and any liability of the shareholder should be barred after the period set forth in such notice. However, it is our intention to make liquidating distributions to our shareholders as soon as reasonably possible after dissolution. As such, our shareholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our shareholders will likely extend beyond the third anniversary of such dissolution or the settlement of claims, litigation or proceedings begun prior to or during the three year period. Accordingly, third parties may seek to recover from our shareholders amounts owed to them by us.

If third parties bring claims against us, the proceeds held in the Trust Account may be reduced and in that case the per share liquidation price received by you will be less than $10.00 per Class A common share.
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all prospective acquisition targets we enter into agreements with and all vendors and service providers that we contract to provide services to us, which we collectively refer to as the contracted parties, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in Trust Account for the benefit of our public shareholders. There is no guarantee that we will be able to get waivers from the contracted parties and there is no guarantee that even if the contracted parties executed such agreements with us that such waivers will be enforceable by operation of law or that the contracted parties would be prevented from bringing claims against the Trust Account. In the event that a potential contracted party was to refuse to execute such a waiver, we will execute an agreement with that person only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another person willing to execute such a waiver. Accordingly, the proceeds held in the Trust Account may be subject to claims which would take priority over the claims of our public shareholders and, as a result, the per share liquidation price could be less than $10.00 per Class A common share due to claims of such creditors. If we are unable to complete an initial business combination and are forced to dissolve and liquidate, our Sponsor has agreed to indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Only claims based on agreements that do not include a valid and enforceable waiver of claims against the Trust Account are covered by the indemnification provided by our Sponsor, and any claim based on an agreement that includes a valid and enforceable waiver of claims against the Trust Account will not be covered by such indemnification. Under these circumstances, our board of directors would have a fiduciary obligation to our shareholders to bring a claim against our Sponsor to enforce their indemnification obligations.
Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our Trust Account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public shareholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public shareholders the liquidation amounts due to them.
Because we are incorporated under the laws of the Marshall Islands, you may face difficulty protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
We are a corporation incorporated under the laws of the Marshall Islands, and certain of our assets may in the future be located outside the United States. In addition, all of our directors and officers, and their assets, are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. You may also have difficulty bringing an original action in the appropriate court of the Marshall Islands to enforce liabilities against us or any person based upon the U.S. federal securities laws.

The provisions of our Amended and Restated Articles of Incorporation that relate to our pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from our Trust Account) may be amended with the approval of two-thirds of holders of our common shares, which is a lower amendment threshold than that of some other blank check companies. It may be easier for us, therefore, to amend our amended and restated articles of incorporation to facilitate the completion of an initial business combination that some of our shareholders may not support.

Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to a company's pre-business combination activity, without approval by a certain percentage of the company's shareholders. In those companies, amendment of these provisions typically requires approval by between 90% and 100% of the company's public shareholders. Our Amended and Restated Articles of Incorporation provide that any of the provisions related to pre-business combination activity (including the requirement to deposit proceeds of the IPO and the private placement of warrants into the trust account and not release such amounts except in specified circumstances, and to provide redemption rights to public shareholders as described herein) may be amended if approved by two-thirds of holders of our common shares who attend and vote at a meeting, and corresponding provisions of the trust agreement governing the release of funds from our trust account may be amended if approved by holders of 65% of our common shares. Our initial shareholders, who collectively beneficially own 20% of our common shares upon the closing of the IPO, and may acquire additional shares prior to our initial business combination, will participate in any vote to amend our Amended and Restated Articles of Incorporation and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of our Amended and Restated Articles of Incorporation which govern our pre-business combination behavior more easily than some other blank check companies, and this may increase our ability to complete a business combination with which you do not agree. Our shareholders may pursue remedies against us for any breach of our Amended and Restated Articles of Incorporation.

Our Sponsor, executive officers, directors and director nominees have agreed that they will not propose any amendment to our Amended and Restated Articles of Incorporation that would affect the substance or timing of our obligation to redeem 100% of our Class A common shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering, unless we provide our public shareholders with the opportunity to redeem their common shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including investment earnings (net of taxes payable and any amounts released to us to fund working capital requirements), divided by the number of then outstanding Class A common shares. Our shareholders will not be parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against our sponsor, executive officers, directors or director nominees for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.

Following the conversion of our Sponsor's Class B common shares to Class A common shares upon the consummation of our initial business combination, our one-third quorum threshold may make it easier for our Sponsor to influence actions requiring a shareholder vote.
In accordance with our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, one-third of our issued and outstanding common shares will constitute a quorum at a shareholders meeting. Our Sponsor holds approximately 20% of our outstanding common shares. Accordingly, if only a small proportion of public shareholders participate in a shareholders meeting and our Sponsor participates, the quorum requirement may be satisfied and our Sponsor could cast a majority of the votes at such meeting.

Certain obligations of our Sponsor are memorialized in agreements between our Sponsor, the underwriters of our IPO and us, and these agreements may be amended to change these obligations or eliminate them entirely.
In connection with our IPO, our Sponsor agreed to certain obligations pursuant to the Letter Agreement between us, our Sponsor, Marc Saverys, Alexander Saverys, Ludovic Saverys, and Benoit Timmermans, including:
•
in connection with a shareholder vote to approve our initial business combination and/or amend Article IX of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws (the article that contains all of the special provisions applicable to us prior to and in connection with our initial business combination) prior to consummation of our initial business combination, to vote their shares in favor of the proposed initial business combination;

•	that he, she or it will not exercise redemption rights in connection with any shares held by such person;
•	to waive their rights to participate in any liquidation distribution with respect to the Class B shares if we fail to consummate an initial business combination; and
•
only with respect to our Sponsor, if we are unable to complete an initial business combination and are forced to dissolve and liquidate, to indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties (we have not, however, sought information nor received information from our Sponsor relating to its ability to satisfy any indemnification obligation).

The Letter Agreement was filed as an exhibit to our Report on Form 6-K filed with the SEC on November 23, 2016.  The Letter Agreement may be amended or terminated with the consent of each of the parties thereto. Accordingly, if each of the parties to the agreement determines that these obligations are no longer in their best interest, then the agreement may be amended or terminated and these obligations may be changed or eliminated entirely.
Because our Sponsor owns or will own securities in us that will not participate in liquidating distributions, it may have a conflict of interest in deciding if a particular acquisition target is an attractive candidate for an initial business combination.
Our Sponsor, Bocimar Hunter NV, owns an aggregate of 3,793,275 Class B common shares. In the event of our dissolution and liquidation, our Sponsor may not receive distributions from the trust account with respect to these shares. Therefore, our Sponsor's financial interests may influence its motivation in identifying and selecting an acquisition target and consummating our initial business combination in a timely manner. In addition, many of our directors are affiliated with our Sponsor, which may result in a conflict of interest when they determine whether the terms, conditions and timing of a particular initial business combination are appropriate and in our shareholders' best interest.

Unless we complete an initial business combination, neither our officers, directors, nor any of their respective affiliates, will receive reimbursement for any out-of-pocket expenses incurred by them if such expenses exceed the amount available to us for working capital and general corporate purposes. Therefore, they may have a conflict of interest in determining whether a particular initial business combination is appropriate and in the public shareholders' best interest.
We shall provide reimbursement of out-of-pocket expenses reasonably incurred by our officers, directors, or any of their respective affiliates, in connection with identifying, investigating and consummating an initial business combination, for which there is no maximum amount of out-of-pocket expenses that may be incurred. Notwithstanding, neither our officers, directors, nor any of their respective affiliates, will receive reimbursement for any out-of-pocket expenses reasonably incurred by them to the extent that such expenses exceed the amount not required to be retained in the trust account unless an initial business combination is consummated. The financial interest of our officers, directors, or any of their respective affiliates, could influence their motivation in selecting an acquisition target and thus, there may be a conflict of interest when determining whether a particular initial business combination is in the shareholders' best interest.
NASDAQ could delist our Class A common shares, which could limit investors' ability to transact in our securities and subject us to additional trading restrictions.
Our Class A common shares are listed on NASDAQ. In order to maintain that listing, we must satisfy minimum financial and other requirements, including, among other things, our maintenance of 300 round lot holders. There is no guarantee we will be able to maintain compliance with those listing requirements.
If NASDAQ delists any of our securities from trading on its exchange and we are not able to list such securities on another national securities exchange, we expect such securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
•	a limited availability of market quotations for our securities;
•	reduced liquidity for our securities;
•
a determination that our Class A common shares are a "penny stock" which will require brokers trading in our Class A common shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
If our common shares become subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our securities may be adversely affected.
If at any time we have net tangible assets of $5,000,001 or less and our common shares have a market price per share of less than $5.00, transactions in our common shares may be subject to the "penny stock" rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:
•	make a special written suitability determination for the purchaser;
•	receive the purchaser's written agreement to the transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If our common shares become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.
We may enter into agreements with financial advisers or consultants that provide for the payment of fees upon the consummation of an initial business combination, and, therefore, such consultants or financial advisers may have conflicts of interest.
We may enter into agreements with consultants or financial advisers that provide for the payment of fees upon the consummation of our initial business combination. Because we are paying consultants and financial advisers fees that are tied to the consummation of our initial business combination, they may have conflicts of interest when providing services to us, and their interests in such fees may influence their advice with respect to a potential initial business combination. For example, if a consultant's or financial advisor's fee is based on the size of the transaction, then they may be influenced to present us larger transactions that may have lower growth opportunities or long-term value versus smaller transactions that may have greater growth opportunities or provide greater value to our shareholders. Similarly, consultants whose fees are based on consummation of an initial business combination may be influenced to present potential initial business combinations to us regardless of whether they provide longer-term value for our shareholders. While we will endeavor to structure agreements with consultants and financial advisors to minimize the possibility and extent of these conflicts of interest, we cannot assure you that we will be able to do so and that we will not be impacted by the adverse influences they create.
The future exercise of the registration rights granted to our Sponsor may adversely affect the market price of our Class A common shares.
Pursuant to an agreement entered into concurrently with the issuance and sale of the securities in our IPO, our Sponsor and its permitted transferees can demand that we register their privately issued Class A common shares, and holders of our private placement warrants and their permitted transferees can demand that we register the private placement warrants and the Class A common shares issuable upon exercise of the private placement warrants. The registration rights are exercisable with respect to the founder shares and the private placement warrants and the Class A common shares issuable upon exercise of such private placement warrants.
We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our common securities.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to consummate an initial business combination or operate over the near term or long-term in our intended manner.
We do not plan to operate as an investment fund or investment company, or to be engaged in the business of investing, reinvesting or trading in securities. Our plan is to acquire, hold, operate and grow for the long-term one or more operating businesses or a portion of such business or businesses. We do not plan to operate as a passive investor or as a merchant bank seeking dividends or gains from purchases and sales of securities. Our directors and officers are experienced as officers and directors of operating companies. However, we may be deemed to be an investment company under the Investment Company Act of 1940 if, following our IPO and prior to the consummation of our initial business combination, we are viewed as engaging in the business of investing in securities or we own "investment securities" having a value exceeding 40% of our total assets, and may be required to register as an investment company or a registered investment adviser under the U.S. securities laws.
If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:
•	restrictions on the nature of our investments; and
•	restrictions on the issuance of securities, each of which may make it difficult for us to complete our initial business combination.
In addition, we may have imposed upon us burdensome requirements, including:
•	registration as an investment company;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.
We do not believe that our activities as a blank check company will subject us to the Investment Company Act as the net proceeds of our IPO and sale of units in our private placement offering that are held in the Trust Account may only be invested by the trustee in United States government treasury bills having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and that invest solely in U.S. treasuries. By restricting the investment of the trust account to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expense for which we have not allotted and may hinder our ability to complete a business combination. If we are unable to complete our initial business combination, our public shareholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public shareholders, and our Warrants will expire worthless.

We are dependent upon our executive officers and directors and their loss could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our officers and directors, at least until we have completed our initial business combination. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating their time among various business activities, including identifying potential business combinations and monitoring the related due diligence. We do not currently have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could have a detrimental effect on us.

As a foreign private issuer we are entitled to, and intend to continue to rely on, exemptions from certain NASDAQ corporate governance standards applicable to domestic companies, and as such, you may not have the same protections afforded to shareholders of companies that are subject to all of NASDAQ corporate governance requirements.

We are a foreign private issuer under the securities laws of the United States and the rules of NASDAQ. Under the securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S. domiciled registrants, as well as different financial reporting requirements. Under NASDAQ Marketplace Rules, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, NASDAQ Marketplace Rules permit a foreign private issuer to follow its home country practice in lieu of complying with certain of NASDAQ's corporate governance requirements, including, among other things, (1) the requirement that a majority of the Board of Directors consist of independent directors and (2) the requirement that the audit committee be composed of at least three members, each of whom is independent, and we intend to continue to rely on each such exemption. Accordingly, so long as we are a foreign private issuer, you may not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an "emerging growth company," as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, an exemption from the auditor attestation requirement of management's assessment of the effectiveness of the emerging growth company's internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, for so long as a company qualifies as an "emerging growth company" As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

We may have to pay tax on United States source shipping income, or taxes in other jurisdictions, such as Belgium, which would reduce our earnings.

For U.S. federal income tax purposes, 50% of the gross shipping income of a foreign corporation that owns or charters vessels, as we intend to do after an initial business combination, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deductions, unless that corporation qualifies for exemption under Section 883 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the regulations promulgated thereunder or an applicable U.S. tax treaty.
If we complete an initial business combination as we plan, we intend to take the position that we qualify for either this statutory tax exemption or an exemption under an income tax treaty for United States federal income tax purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to United States federal income tax on our United States source shipping income.
If we or our subsidiaries were not entitled to exemption under Section 883 of the Code for any taxable year, we or our subsidiaries could be subject for such year to an effective 2% United States federal income tax on the shipping income we or they derive during such year which is attributable to the transport of cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would decrease our earnings available for distribution to our shareholders.
Should we transfer our corporate domicile to Belgium, we will in principle be subject to the Belgian corporate income tax regime pursuant to which the accounting profit, as adjusted for tax purposes, is taxed at the corporate income tax rate of currently 33.99%.
Belgian tax law provides, however, for a tonnage tax regime which application should be requested for and which applies to the income resulting from the exploitation of vessels. If possible, we will request the application of the Belgian tonnage tax regime.
Under this Belgian tonnage tax regime, our taxable basis will be determined nominally on the basis of the tonnage of the vessels we operate, rather than on the basis of our accounting results, as adjusted, for Belgian corporate income tax purposes. The tonnage tax regime is granted for a 10-year period, and is renewable.
We cannot assure you that the Belgian Federal Finance Department will approve our request in which case the normal Belgian corporate income tax regime will be applicable. Changes to the tax regimes applicable to us, or the interpretation thereof, may impact our future operating results.
We may be a passive foreign investment company, or "PFIC," which could result in adverse United States federal income tax consequences to U.S. investors.
If we are a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder (as defined under "Taxation—United States Federal Income Tax Considerations") of our common shares or warrants, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Our PFIC status for our current and subsequent taxable years may depend on whether we qualify for the PFIC start-up exception (as described under "Material U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Rules"). Depending on the particular circumstances the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that we will qualify for the start-up exception. Accordingly, there can be no assurances with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Moreover, if we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. holder such information as the Internal Revenue Service, or the IRS, may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a "qualified electing fund" election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to our warrants in all cases. We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules.

Risk Factors Relating to Our Business Following the Acquisition
The purchase and operation of secondhand vessels, such as the Acquisition Vessels, expose us to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.

The Acquisition Vessels are secondhand vessels. While we will have inspected the Acquisition Vessels prior to the closing of the Acquisition, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us.
In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, since older vessels may be less desirable to charterers.
Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We may have difficulty managing our planned growth properly.

We have no operating history.  We will commence our operations upon the consummation of the Acquisition. Our growth and the development of our fleet will depend upon a number of factors, some of which may not be within our control, including our ability to effectively purchase, finance, develop and integrate the Acquisition Vessels.  Furthermore, the number of employees that perform services for us, and our operating and financial systems, may not be adequate as we expand the size of our fleet, and we may not be able to effectively hire more employees or adequately improve those systems.  If any such events occur, our business, financial condition and results of operations may be adversely affected and the amount of cash available for distribution as dividends to our shareholders may be reduced.

Furthermore, growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of our fleet may impose significant additional responsibilities on our management and staff, and the management and staff of our commercial and technical managers, and may necessitate that we, and they, increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.
The failure of our counterparties to meet their obligations to us under any vessel purchase agreements or charter agreements that we may enter into in the future could cause us to suffer losses or otherwise adversely affect our business.
Upon the expiration of the existing charters on which the Acquisition Vessels are currently employed, which will be novated to us pursuant to the Charter Novation Agreements, we intend to strategically employ the Acquisition Vessels, and any additional vessels that we may acquire, a mix of short- to medium term time charters ranging from six months to two years, and, long term fixed rate charters with a term of more than two years, or on the spot market. The ability and willingness of each of our counterparties to perform its obligations under a vessel purchase agreement or time charter agreement with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the shipping industry and the overall financial condition of the counterparties. If we are unable to take delivery of a contracted vessel, including due to the failure of the seller of a vessel to deliver a vessel to us as agreed or to otherwise meet its obligations, this may have a material adverse effect on our business. In addition, in depressed market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charters, and our future customers may fail to pay charter hire or attempt to renegotiate charter rates. If any of our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, if any of our counterparties elect not to re-charter our vessels upon expiration of their charters, we may not be able to re-charter them on terms acceptable to us or at all. If we receive lower charter rates under replacement charters or are unable to re-charter the vessels that we wish to place on time charters, our available cash may be significantly reduced or eliminated.

In the highly competitive international shipping industry, we may not be able to compete for charters with established companies with greater resources, and as a result, we may be unable to employ our vessels profitably.
Our vessels will be employed in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of dry bulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. If we are unable to successfully compete with other dry bulk shipping companies, our results of operations would be adversely impacted.
Our insurance may be insufficient to cover losses that may occur to our property or result from our operations.

We intend to carry insurance to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, and protection and indemnity insurance, which comprises pollution risks, crew insurance and war risk insurance. However, we may not be adequately insured to cover all potential losses from our operational risks. Additionally, our insurers may refuse to pay particular claims and our insurance may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with applicable maritime regulatory organizations. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition and our available cash.

We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future.

We may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A marine disaster could exceed our insurance coverage, which could harm our business, financial condition and operating results. Any uninsured or underinsured loss could harm our business and financial condition. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our vessels failing to maintain certification with applicable maritime self-regulatory organizations.
Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. In addition, upon renewal or expiration of our current policies, the insurance that may be available to us may be significantly more expensive than our existing coverage.

If we transfer our corporate domicile from the Marshall Islands to Belgium may result in taxes imposed on us and our shareholders.
Promptly following the completion of our initial business combination, we intend to transfer our corporate domicile from the Marshall Islands to Belgium, which will require our shareholders' approval under Belgian law and compliance with other applicable legal requirements. Such Redomiciliation  may require a shareholder to recognize taxable income in the jurisdiction in which the shareholder is a tax resident (or otherwise subject to tax) or in which its members are resident (or otherwise subject to tax) if it is a tax transparent entity. We do not intend to make any cash distributions to shareholders to pay such taxes. Shareholders may be subject to withholding taxes or other taxes with respect to their ownership of us after the reincorporation.

In addition we will, after the reincorporation, be subject to the Belgian corporate income tax regime. The Belgian corporate income tax regime entails that our accounting profit, as determined in accordance with Belgian GAAP and as adjusted for tax purposes, is taxed at the ordinary rate of currently 33.99%. If possible we will however request the application of the tonnage tax regime which applies in case of the exploitation of vessels. The application of the Belgian tonnage tax regime entails that our taxable basis will be determined nominally on the basis of the tonnage of the vessels we operate.
We cannot assure you that the Belgian Federal Finance Department will approve our request to apply the Belgian tonnage tax regime, in which case the normal Belgian corporate income tax regime shall be applicable. Changes to the tax regimes applicable to us, or the interpretation thereof, may impact our future operating results.
Shareholders of a Belgian corporation may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. Federal courts may be limited.
It may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against a Belgian corporation's directors or officers.
Following our transfer of corporate domicile to Belgium, our corporate affairs will be governed by our new articles of association, the corporate law of Belgium (as the same may be supplemented or amended from time to time) and the law of Belgium. We will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Belgian law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, Belgium has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Belgium companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.
We have been advised by our Belgium legal counsel that the courts of Belgium are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in Belgium, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in Belgium of judgments obtained in the United States, the courts of Belgium will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in Belgium, the Belgian Courts will have to be satisfied of the following:
•	the effect of the recognition or enforcement of judgment is not manifestly incompatible with (Belgian) public order;
•	the judgment did not violate the rights of the defendant;
•
the judgment was not rendered in a matter where the parties did not freely dispose of their rights, with the sole purpose of avoiding the application of the law applicable according to Belgian international law;

•	the judgment is not subject to further recourse under U.S. law;
•	the judgment is not incompatible with a judgment rendered in Belgium or with a prior judgment rendered abroad that might be enforced in Belgium;
•	the claim was not filed outside Belgium after a claim was filed in Belgium, if the claim filed in Belgium relates to the same parties and the same purpose and is still pending;
•	the Belgian courts did not have exclusive jurisdiction to rule on the matter;

•	the U.S. court did not accept its jurisdiction solely on the basis of either the presence of the plaintiff or the location of the disputed goods in the United States;
•
the judgment did not concern the deposit or validity of intellectual property rights when the deposit or registration of those intellectual property rights was requested, done or should have been done in Belgium pursuant to international treaties;

•	the judgment did not relate to the validity, operation, dissolution, or liquidation of a legal entity that has its main seat in Belgium at the time of the petition of the U.S. court;
•
if the judgment relates to the opening, progress or closure of insolvency proceedings, it is rendered on the basis of the European Insolvency Regulation (EC Regulation No. 1346/2000 of May 29, 2000) or, if not, that (i) a decision in the principal proceedings is taken by a judge in the state where the most important establishment of the debtor was located or (ii) a decision in territorial proceedings was taken by a judge in the state where the debtor had another establishment than its most important establishment; and

•	the judgment submitted to the Belgian court is authentic.
As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.
Currently, your rights as a shareholder of Hunter Maritime Acquisition Corp. arise under Marshall Islands law as well as our existing Marshall Islands amended and restated articles of incorporation and amended and restated bylaws. Upon effectiveness of the Redomiciliation, your rights as a shareholder of Hunter Maritime Acquisition Corp. will arise under Belgium law and we will be required to adopt new constitutive documents in accordance with Belgium law.
Our Belgian articles of association of Hunter Maritime Acquisition Corp. will be the constitutive document of Hunter Maritime Acquisition Corp. after such transfer of corporate domicile. The articles of association and Belgium law will contain provisions that differ in some respects from those in our current constitutive documents and Marshall Islands law and, therefore, some of your rights as a shareholder of Hunter Maritime Acquisition Corp. as a Belgian corporation could differ materially from the rights you currently possess as a shareholder of Hunter Maritime Acquisition Corp. as a Marshall Islands corporation.
Our shareholders residing in countries other than Belgium may be subject to double withholding taxation with respect to dividends or other distributions made by us.
Any dividends or other distributions we make, following the Redomiciliation, to shareholders will, in principle, be subject to withholding tax in Belgium at a rate of 30%, except for shareholders which qualify for an exemption of withholding tax such as, amongst others, qualifying pension funds or a company qualifying as a parent company in the sense of the Council Directive (90/435/EEC) of July 23, 1990 (the "Parent-Subsidiary Directive") or that qualify for a lower withholding tax rate or an exemption by virtue of a tax treaty. Various conditions may apply and shareholders residing in countries other than Belgium are advised to consult their advisers regarding the tax consequences of dividends or other distributions made by us. Our shareholders residing in countries other than Belgium may not be able to credit the amount of such withholding tax to any tax due on such dividends or other distributions in any other country than Belgium. As a result, such shareholders may be subject to double taxation in respect of such dividends or other distributions.

Belgium and the United States have concluded a tax treaty concerning the avoidance of double taxation, which we refer to as the U.S.-Belgium Treaty. The U.S.-Belgium Treaty generally reduces the applicability of Belgian withholding tax on dividends to 15%, 5% or 0% of the gross amount of the dividends paid to U.S. taxpayers, provided that the U.S. taxpayer meets certain limitation of benefits conditions imposed by the U.S.-Belgium Treaty. The 5% withholding tax applies in case where the U.S. shareholder is a company which owns directly at least 10% of our voting stock. A 0% Belgian withholding tax applies when the shareholder is a company which has owned directly at least 10% of our share capital for a 12-month period ending on the date the dividend is declared, or is, subject to certain conditions, a U.S. pension fund. A 15% Belgian withholding tax generally applies in all other cases. All U.S. shareholders are encouraged to consult their own tax advisers to determine whether they can invoke the benefits and meet the limitation of benefits conditions as imposed by the U.S.-Belgium Treaty.
Risk Factors Related to the Dry Bulk Shipping Industry
 Charter hire rates for dry bulk vessels are volatile, which may adversely affect our earnings, revenue and profitability and our ability to comply with our loan covenants.
The dry bulk shipping industry is cyclical with high volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of dry bulk vessels has varied widely. In 2008, the Baltic Dry Index, or the BDI, a daily average of charter rates for key dry bulk routes published by the Baltic Exchange Limited, which has long been viewed as the main benchmark to monitor the movements of the dry bulk vessel charter market and the performance of the entire dry bulk shipping market, declined 94% in 2008 from its high of almost 12,000 in May 2008 and has remained volatile since then. The prolonged downturn in the dry bulk charter market has severely affected the entire dry bulk shipping industry. However, after reaching a new low in February 2016, market indications have shown that the industry has begun to improve; the BDI has been on an upward trend and vessel prices have started to recover, in particular for larger vessels. On April 10, 2017, the BDI was 1223.
Fluctuations in charter rates result from changes in the supply of and demand for vessel capacity and changes in the supply of and demand for the major commodities carried by water internationally. Because the factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable. A significant decrease in charter rates would affect asset values and adversely affect our profitability, cash flows and ability to pay dividends, if any, in the future. Furthermore, a significant decrease in charter rates would cause asset values to decline, or decline further, and we may have to record an impairment charge in our consolidated financial statements which could adversely affect our financial results.
Factors that influence demand for dry bulk vessel capacity include:
•	supply of and demand for energy resources, commodities and industrial products;
•	changes in the exploration or production of energy resources, commodities, consumer and industrial products;
•	the location of regional and global production and manufacturing facilities;
•	the location of consuming regions for energy resources, commodities, consumer and industrial products;
•	the globalization of production and manufacturing;
•	global and regional economic and political conditions, including armed conflicts and terrorist activities, embargoes and strikes;
•	natural disasters;
•	disruptions and developments in international trade;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;
•	environmental and other regulatory developments;
•	currency exchange rates; and
•	weather.
Factors that influence the supply of dry bulk vessel capacity include:
•	the number of newbuilding orders and deliveries, including slippage in deliveries;
•	the number of shipyards and ability of shipyards to deliver vessels;
•	port and canal congestion;
•	the scrapping rate of older vessels;
•	speed of vessel operation;
•	vessel casualties; and
•	the number of vessels that are out of service, namely those that are laid-up, drydocked, awaiting repairs or otherwise not available for hire.
In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.
We anticipate that the future demand for our dry bulk vessels will be dependent upon economic growth in the world's economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargo to be transported by sea.  Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.
Global economic conditions may continue to negatively impact the dry bulk shipping industry.
In the global economy, operating businesses had in the past several years faced tightening credit, weakening demand for goods and services, weak international liquidity conditions, and declining markets. In particular, lower demand for dry bulk cargoes as well as diminished trade credit available for the delivery of such cargoes led to decreased demand for dry bulk carriers, creating downward pressure on charter rates and vessel values. The relatively weak global economic conditions had and may continue to have a number of adverse consequences for dry bulk and other shipping sectors, including, among other things:
•	low charter rates, particularly for vessels employed on short-term time charters or in the spot market;
•	decreases in the market value of dry bulk vessels and limited second-hand market for the sale of vessels;
•	limited financing for vessels;

•	widespread loan covenant defaults; and
•	declaration of bankruptcy by certain vessel operators, vessel owners, shipyards and charterers.
The occurrence of one or more of these events could have a material adverse effect on our business, results of operations, cash flows and financial condition.
If we experienced a catastrophic loss and our insurance is not adequate to cover such loss, it could lower our profitability and be detrimental to operations.
The ownership and operation of vessels in international trade is affected by a number of risks, including mechanical failure, personal injury, vessel and cargo loss or damage, business interruption due to political conditions in foreign countries, hostilities, labor strikes, adverse weather conditions and catastrophic marine disaster, including environmental accidents and collisions. All of these risks could result in liability, loss of revenues, increased costs and loss of reputation. We intend to maintain insurance, consistent with industry standards, against these risks on any vessels and other business assets we may acquire upon completion of our initial business combination. However, we cannot assure you that we will be able to adequately insure against all risks, that any particular claim will be paid out of our insurance, or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Our insurers will also require us to pay certain deductible amounts, before they will pay claims, and insurance policies may contain limitations and exclusions, which, although we believe will be standard for the shipping industry, may nevertheless increase our costs and lower our profitability. Additionally, any increase in environmental and other regulations may also result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage, pollution and other claims for damages that may be asserted against us. Our inability to obtain insurance sufficient to cover potential claims or the failure of insurers to pay any significant claims, could lower our profitability and be detrimental to our operations.
We may also be subject to calls or premiums in amounts based not only on our claim records but also the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our results of operations, cash flows, financial condition and ability to pay dividends. Moreover, the protection and indemnity associations and other insurance providers reserve the right to make changes in insurance coverage with little or no advance notice.
We may incur significant costs in complying with environmental, safety and other governmental regulations, and our failure to comply with these regulations could result in the imposition of penalties, fines and restrictions on our operations.
The operation of vessels is subject to extensive and changing environmental protection, safety and other federal, state and local laws, rules, regulations and treaties, compliance with which may entail significant expense, including expenses for ship modifications and changes in operating procedures. We cannot assure you that we will be able to comply with all laws, rules, regulations and treaties following our initial business combination. If we are unable to adhere to these requirements, it could result in the imposition of penalties and fines against us, and could also result in the imposition of restrictions on our business and operations. Furthermore, the costs of compliance also could lower our profitability and be detrimental to our operations.
The profitable ownership and operation of vessels in international trade is susceptible to world events, which could be detrimental to our financial condition and operating performance.
Past terrorist attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in Russia, Ukraine, the Korean Peninsula, the Middle East, including Iraq, Syria, Egypt and North Africa, and the presence of U.S. or other armed forces in the Middle East, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea, the Gulf of Aden off the coast of Somalia and West Africa. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Technological innovation could reduce the charter hire income we are able to receive and the value of any vessels we may acquire.
The charter hire rates and the value and operational life of a vessel are determined by a number of factors including the vessel's efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel's physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new vessels are built that are more efficient or more flexible or have longer physical lives than any vessels we may own and/or operate, competition from these more technologically advanced vessels could adversely affect the amount of charterhire payments we receive for our vessels and the resale value of any owned vessels could significantly decrease. As a result, our business, results of operations, cash flows and financial condition could be adversely affected.
Any vessel we own could be arrested by maritime claimants, which could result in the interruption of business and decrease revenue and lower profitability.
Crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel, shippers of cargo and other persons may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages, and, in many circumstances, a maritime lien holder may enforce its lien by "arresting" a vessel through court processes. Additionally, in certain jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest not only the vessel with respect to which the claimant's lien has arisen, but also any "associated" vessel owned or controlled by the legal or beneficial owner of that vessel. If any vessel ultimately owned and operated by us is "arrested," this could result in a material loss of revenues, or require us to pay substantial amounts to have the "arrest" lifted.
Governments could requisition vessels during a period of war or emergency, resulting in a loss of earnings.
A government could requisition vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes its owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Purchase contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "will" or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The risks and uncertainties include, but are not limited to:
•
more than 8,233,100 Class A common shares will be validly tendered and not properly withdrawn prior to the Expiration Date which would then cause us to (i) be unable to satisfy the Maximum Tender Condition and the Acquisition Condition, (ii) be unable to consummate the Acquisition and (iii) withdraw the Offer.

•	future operating or financial results;
•	future payments of dividends and the availability of cash for payment of dividends;
•	future acquisitions, business strategy and expected capital spending;
•	assumptions regarding interest rates and inflation;
•	competition in the dry bulk shipping industry;
•	our ability to employ out fleet, including the Acquisition Vessels;
•	our ability to attract and retain senior management and other key employees;
•	our ability to manage our growth;
•	fluctuations in general economic and business conditions;
•
our financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve our capital base;
•	the risk that a condition to consummation of the Offer or the Acquisition may not be satisfied or waived (as applicable);
•	the continued listing of our securities on NASDAQ, and the potential delisting of our securities from NASDAQ;
•	potential changes in the legislative and regulatory environments;
•	a lower return on investment;
•	potential volatility in the market price of our securities; and
•	other factors discussed in "Risk Factors."
Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in "Risk Factors" in this Offer to Purchase. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase. Except as required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this Offer to Purchase.

THE ACQUISITION
The Master Agreement
On April 26, 2017, we entered into a definitive master agreement (the "Master Agreement") pursuant to which we have agreed to purchase five capesize dry bulk carriers (the "Acquisition Vessels") in an en-bloc transaction for an aggregate purchase price of $139.4 million in cash (the "Acquisition") from Rovison Shipping Company Limited, Frantia Shipping Company Limited, Victorscope Shipping Company Limited, Lodeo Shipping Company Limited and Vireto Shipping Company Limited, each a Cypriot company (collectively,  the "Sellers" and each one of them a "Seller") subject to the satisfaction of certain Closing Conditions (described below).  The Sellers are companies affiliated with one or more members of the Oskar Wehr group of companies of Hamburg, Germany (the "Oskar Wehr Group"), and are not affiliated with us or our sponsor, Bocimar Hunter NV, a Belgian company (our "Sponsor"). In connection with our entry into the Master Agreement, we have entered into five (5) separate memoranda of agreement, the form of which is commonly used in the shipping industry for purchases and sales of ships (each, an "MOA" and collectively, the "MOAs"), with the applicable Seller, the terms of which will govern the purchase, sale and delivery of the applicable Acquisition Vessel. Pursuant to the terms of the MOAs, we have the right to nominate a wholly-owned and controlled subsidiary of ours to serve as the buyer of the Acquisition Vessels under the Master Agreement and MOAs, which we refer to as the subsidiary nominee. The Acquisition Vessels were built by New Times Shipbuilding Co. Ltd., a prominent Chinese shipyard. The Acquisition Vessels have an average age of 6.2 years as compared to worldwide capesize fleet average age of 7.1 years and an industry-wide average dry bulk vessel age of 8.7 years.
The Acquisition Vessels are currently employed under time charters or in the spot market. As part of the Acquisition, we expect to have the time charter agreements or other employment arrangements that are in place at the Closing Date with respect to the Acquisition Vessels novated to us or otherwise assumed by us as described below.
The following table sets forth summary information about the Acquisition Vessels as of the date of the Master Agreement:
Vessel name	Year Built	Capacity (dwt)	Current Employment(1)	Current Daily Charter Rate (USD)[2]	Remaining Charter Term and Expiration Date (earliest/latest)[2]	Purchase Price (million USD)
Charlotte Selmer	2011	175,154	SwissMarine	$13,500	7 to 11 months December 2017/April 2018	$28.8
Greta Selmer	2011	175,181	Spot Market	N/A	N/A	$28.8
Lene Selmer	2010	175,397	Cargill	$12,000	2 to 5 months July 2017/October 2017	$26.5
Hugo Selmer	2010	175,401	SwissMarine	$8,100	9 to 14 months February 2018/July 2018	$26.5
Tom Selmer	2011	175,219	SwissMarine	$7,700	3 to 9 months August 2017/February 2018	$28.8

(1) As used herein, "SwissMarine" means SwissMarine Asia Pte. Ltd., a company within the SwissMarine group, and "Cargill" means Cargill Ocean Transportation Singapore Pte. Ltd., a company within the Cargill group.
(2)  The remaining charter term is counted as of May 2017. The charters do not contain any provisions for adjustment of daily charter rates or options for extension of the time charter period beyond the latest expiration date contained therein. Under the terms of the charters, the owner may terminate the charter if, after giving written notice to the charterer of non-payment and a three business day grace period after notice has been given, the charterer fails to pay the owner due hire. The charterer may terminate the charter if the vessel covered by such charter is off hire for a continuous period of more than 30 days, excluding drydocking. In addition, both the owner and charterer may terminate the charter if a major war breaks out in any of the countries specified therein and such outbreak of war has a direct bearing on the non-fulfillment of charter.

    As part of the Acquisition, and as discussed further below, we expect to enter into the Ancillary Closing Agreements, which include the Charter Novation Agreements, the Technical Management Agreements and the Right of First Refusal Agreement. In addition, and as discussed further below, at or shortly following the closing of the Acquisition, and subject to the approval of an independent committee of our board of directors, we expect to enter into the Commercial Management Agreement with Bocimar International NV and the Business Administration Agreement with CMB, related parties of ours.

Background of the Transaction and Conduct Prior to Closing of the Acquisition
The terms of the Master Agreement are the result of negotiations between us and the Sellers.  The following is a brief description of the background of these negotiations.

Prior to the consummation of our IPO, neither we, nor anyone on our behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with us.
Subsequent to the consummation of our IPO, we have been engaged in the identification and evaluation of, and preliminary negotiations with, numerous prospective acquisition targets. Subsequent to the consummation of our IPO, we commenced consideration of potential target vessel owners with the objective of consummating an initial business combination. We participated in in-person and telephonic discussions with the potential targets identified by their directors, officers, representatives, consultants, and ship brokers.
In December 2016, we were approached, on an unsolicited basis, by Arrow Shipbroking Group, an industry recognized shipping broker, with the prospect of one or more possible vessel transactions, including five capesize dry bulk carriers owned by the Sellers (the "Acquisition Vessels") in an en bloc transaction (the "Acquisition"), in order to ascertain our interest in a possible transaction with the Sellers.  We had no discussions with the Sellers concerning the possibility of the Acquisition until February 2017. On February 14, 2017, a representative of the Sellers contacted our Chief Executive Officer by telephone to commence preliminary discussions about the potential Acquisition. On February 22, 2017, members of our management team participated in exploratory in-person meetings with the Sellers' representatives.  On March 14, 2017, we entered into a non-disclosure agreement with the Sellers. On March 27, 2017, members of our management team participated in a second in-person meeting with representatives of the Sellers. The primary points discussed in the ongoing negotiations were (i) whether the debt associated with each Acquisition Vessel would be rolled over to us or repaid by the Sellers at the closing of the sale and purchase, (ii) the proportion of the aggregate purchase price of the Acquisition Vessels that could be paid by us in shares rather than cash, and (iii) whether or not we would replace, or enter into new agreements with, the technical manager of the Acquisition Vessels upon delivery of the Acquisition Vessels to us. During the course of February and March 2017, we conducted customary due diligence on the Acquisition Vessels. On March 28, 2017, we made an offer to the Sellers for the purchase of the Acquisition Vessels, and on April 8, 2017, agreed in principle with the Sellers to the preliminary terms of the Acquisition. On April 18, 2017, members of our team with technical expertise met with representatives of the technical manager of the Acquisition Vessels, to discuss, among other technical aspects, the proposed crewing, procurement and budgeting for the Acquisition Vessels once delivered to us.
Between February 2017 and the date of the Master Agreement, during which we conducted our negotiations and due diligence of the proposed Acquisition, our board of directors considered issues both in favor and against the Acquisition.
Our board of directors considered that the proposed Acquisition presented a favorable opportunity to purchase, in an en-bloc transaction, a young, homogenous fleet of high-quality sister vessels, constructed at a reputable shipyard. Our board of directors determined that the proposed aggregate purchase price of the Acquisition Vessels was favorable in light of current rising asset values in the dry bulk market and that the expected aggregate fair market value of the Acquisition Vessels would enable us to meet, in a single set of acquisition transactions, the requirement that the fair market value of the target assets be at least 80% of the balance in the Trust Account in accordance with our Amended and Restated Articles of Incorporation and NASDAQ rules. In addition, the Sellers did not require us to pay a deposit of a portion of the aggregate purchase price of the Acquisition Vessels in advance of the closing, which is customary in the shipping industry, but which would not be available to us from the Trust Account under the terms of the Investment Management Trust Agreement governing the Trust Account funds. Further, our board of directors considered it beneficial that under the proposed terms of the Acquisition, we would have the ability to utilize the services of Ambra Shipmanagement Ltd., under separately negotiated and executed technical management agreements, following the delivery of the Acquisition Vessels to us.
Our board of directors considered the Company's required timeframe of approximately 45 days between proposed entry into the definitive agreements for the Acquisition and closing of the Acquisition to be an unfavorable factor in proceeding with the Acquisition, especially in light of current rising asset values in the dry bulk market. Pursuant to our organizational documents and as described in this Offer to Purchase, we are required, in connection with our initial business combination, to provide all holders of our Class A common shares with the opportunity to redeem their Class A common shares for their pro rata portion of the Trust Account through an issuer tender offer, in connection with which we are required to file an issuer tender offer statement with the SEC. Our board considered the fact that the proposed timeframe could be incompatible with the SEC review process and meeting other regulatory requirements and NASDAQ rules in connection with the Offer. In addition, our board of directors considered the fact that under the proposed terms of the Acquisition, the charter agreements that the Sellers have in place for the Acquisition Vessels would have to be novated to us under the proposed Charter Novation Agreements, subject to receiving the applicable charterer's consent.
Based on these considerations, our board of directors declared the advisability of the Acquisition and determined that proceeding with the Acquisition as our initial business combination is in the best interests of our shareholders.

Conditions to Closing the Acquisition
Pursuant to the terms of the Master Agreement and the MOAs, the closing of the transactions contemplated thereby will close, subject to the satisfaction of the Closing Conditions, simultaneously with each other on the same day, on a date that is mutually agreed upon by us and the Sellers, which date shall be no later than the second business day following the Expiration Date of the Offer (the "Closing Date").  We have agreed with the Sellers that the Expiration Date of the Offer shall be no later than 45 days after the date of the Master Agreement, which we may extend by a period of up to five days to allow us time to respond to comments, if any, from the SEC relating to the Offer or otherwise in connection with the effectuation of this Offer and/or to facilitate our continued listing on NASDAQ.
The closing of the Acquisition on the Closing Date is subject to the satisfaction of certain important conditions precedent which include, among other things, (i) the successful consummation of this Offer and the satisfaction of all conditions hereto, including the Maximum Tender Condition, (ii) our having available funds sufficient to pay the purchase price of the Acquisition Vessels, which is contingent on (a) the release to us of no less than $69,400,000 of the trust funds, after giving effect to our payment of the Purchase Price for the Class A common shares tendered in the Offer (of which at least $59,400,000 shall be applied to the aggregate purchase price of the Acquisition Vessels, subject to reduction in the event an Acquisition Vessel suffers an actual or constructive total loss, a Charter Novation Agreement is not delivered by the charterer counterparty thereto, or the Sellers default on their obligations to sell an Acquisition Vessel to us), and (b) our receipt of additional funding from other sources, on commercially reasonable terms, which may include proceeds we receive from one or more credit facilities, including the Proposed Credit Facility (as defined herein), and/or from securities offered in the public and private debt and equity capital markets, (iii) the final approval of our board of directors of the closing of the Acquisition, which the board of directors may withhold in its reasonable discretion, (iv) our obtaining, having used reasonable efforts, Voting Agreements (described below) with shareholders representing at least 50% of our outstanding Class A common shares prior to the Closing Date, (v) the release of funds to us from the Trust Account, (vi) our having at least $5,000,001 in net tangible assets following the consummation of this Offer, (vii) each party to the Master Agreement, the MOAs and the Ancillary Closing Agreements having received from the other party all applicable instruments, documents and considerations described in the Master Agreement and related agreements, (viii) no conflict with any applicable law or order, and (ix) no pending third-party action seeking to enjoin or otherwise restrict the closing of the Acquisition.

The Master Agreement contains representations and warranties of us and of  the Sellers that are customary for transactions of this type, relating to, among other things, proper corporate organization and similar corporate matters; due authorization, performance and enforceability of the Master Agreement; the requirement to obtain, or provide, any prior governmental approval or notice; and the absence of litigation relating to the parties' ability to enter into or to consummate their obligations under the Master Agreement.
If, in accordance with the terms of the Master Agreement, the Closing Conditions have been satisfied or waived (if applicable) on or before the Closing Date, we will take title to the Acquisition Vessels on the Closing Date upon payment to the Sellers of the aggregate purchase price. We will fund the aggregate purchase price from the Trust Account funds in accordance with the Investment Management Trust Agreement governing the Trust Account and/or from funds we have raised through financing activities, which may include one or more credit facilities, including the Proposed Credit Facility, and/or securities we may offer in the private and public debt and equity capital markets. Please see "Financing for the Acquisition" below.
Our obligations and the Sellers' obligation to deliver and our obligation to accept the Acquisition Vessels under the terms of the Master Agreement and MOAs at closing may be terminated at any time prior to the closing of the Acquisition:
•	by mutual written agreement of us and the Sellers;
•	upon prior written notice by us or the Sellers:
o	if a government authority (as defined in the Master Agreement) has issued a final restraining order prohibiting the delivery of any Acquisition Vessel; or
o
if there is any inaccuracy in any material respect in, or breach by another party of, any representation or warranty, or breach or default of any covenant or agreement contained in the Master Agreement, any MOA, or any certificate delivered pursuant thereto, such that the conditions to closing, as applicable to the us or the Sellers, would be incapable of being satisfied and has not been cured within ten (10) days after notice thereof (provided that the breaching party may not be the terminating party);

•
by us, upon written notice, if any one or more of the Closing Conditions contained in Section 8.2 of the Master Agreement has not been fulfilled by the Closing Date, provided that we shall not be permitted to so terminate if the failure of to satisfy any such Closing Condition (other than Closing Conditions (i), (ii), (iii), (iv) and (v) listed above) substantially resulted from our gross negligence or willful conduct; or

•
by the Sellers, upon written notice, if any one or more of the conditions to closing contained in Section 8.1 of the Master Agreement, which are customary transaction closing conditions has not been fulfilled by the Closing Date, provided that no seller shall be permitted to so terminate if the failure to satisfy any such condition substantially resulted from its gross negligence or willful conduct.

In addition, our obligations and those of the Sellers under the Master Agreement and the MOAs to purchase any one Acquisition Vessel may be terminated prior to the Closing Date, at the election of us or of the Seller, if the applicable counterparty to any of the Charter Novation Agreements (excluding us and the Sellers) (discussed below) fails to deliver the applicable Charter Novation Agreement on or before the Closing Date, provided that, if the failure of the counterparty resulted from the willful conduct of any Seller, that Seller is not permitted to terminate its obligations under the Master Agreement and the applicable MOA with respect to that certain Acquisition Vessel.
Furthermore, our obligations and those of the Sellers to consummate the Acquisition are subject to the Sellers' lender's reasonable satisfaction with the closing procedures that shall be established by us and the Sellers.

If by virtue of an actual or constructive total loss of any Acquisition Vessel, or in the case where any Acquisition Vessel is on charter, and such charter is not novated to us at the time of any sale to us, or if by virtue of a default by the Seller, we do not take delivery of any Acquisition Vessel, the MOA related to such Acquisition Vessel will be rescinded. In such case, we may seek to identify and enter into a definitive agreement to purchase a replacement vessel, the acquisition of which will serve as a part of our initial business combination in order to assure that the target vessels that we acquire have an aggregate fair market value of at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on income earned) at the time of our signing of the relevant definitive agreement in accordance with our organizational documents and NASDAQ rules. In such case, if we elect to consummate the purchase of the remaining Acquisition Vessels, the aggregate purchase price for the Acquisition Vessels shall be reduced by the individual purchase price of such Acquisition Vessel that is not so acquired.  If we do so, we may identify a vessel that is owned by affiliates of us, affiliates of the Sellers, or other vessel owners.  We cannot assure you that we would be able to do so, in which case we may not be able to consummate the Offer or the Acquisition.
Appraisals of the Acquisition Vessels
We obtained appraisals of the Acquisition Vessels from two internationally recognized shipbroking firms, Clarkson Valuations Limited and SSY Valuation Services Ltd., companies not affiliated with the Company or the Sponsor, in the ordinary course of business in relation to the fleet valuation and did not pay any additional transaction based fees for the appraisals. The fair market value estimates contained in the appraisals are, as is customary in ship valuation, based on an assessment of the values that could be achieved in transactions involving a willing buyer and a willing seller. There can be no assurance, however, that these values can be realized in actual transactions. The full text of the certificates relating to the two Acquisition Vessel appraisals, including the methodologies, limitations and qualifications related thereto is attached as Exhibit 10.2 and Exhibit 10.3, respectively, to our Report on Form 6-K, filed with the Commission on April 27, 2017.

On the date we entered into the Master Agreement, our board of directors determined, based on the average of two appraisals of the Acquisition Vessels, discussed above, that the fair market value of the Acquisition Vessels is approximately $135.83 million, and therefore, that the fair market value of the Acquisition Vessels is equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting fees of $5,310,585, and taxes payable), as required by our Amended and Restated Articles of Incorporation and NASDAQ rules.
Financing for the Acquisition
We expect to fund the aggregate purchase price of the Acquisition using a portion of the Trust Account funds in accordance with the Investment Management Trust Agreement governing the Trust Account and/or from funds we have raised through financing activities, which may include one or more credit facilities, including the Proposed Credit Facility (discussed below), and/or securities we may offer in the private and public debt and equity capital markets.
As of the date hereof, we expect that we will enter into a senior secured credit facility with a syndicate of commercial bank lenders to the shipping industry under which we will borrow up to approximately $70.0 million in order to finance a portion of the purchase price of the Acquisition Vessels (the "Proposed Credit Facility").  We expect the Proposed Credit Facility to be secured by, among other things, a mortgage on the Acquisition Vessels and assignments of earnings and insurances in respect thereof and which we expect would bear interest at LIBOR plus a margin of 3.25% per annum. We further expect that the Proposed Credit Facility will have a term of five years and will contain customary financial and other covenants, including liquidity, working capital and equity ratio maintenance covenants and limitations on our ability to pay dividends in any fiscal year in excess of 50% of our consolidated net income and under certain other circumstances. In addition, we expect that the Proposed Credit Facility will contain covenants requiring, among other things, that our Sponsor continues to own at least 10% of our voting shares.
As of the date hereof, we also expect to conduct a private placement of our equity securities, which we expect to close substantially concurrently with the closing of the Acquisition. We expect to use the proceeds of the private placement to fund a portion of the aggregate purchase price of the Acquisition Vessels, for the future acquisition of additional vessels, and/or for working capital and general corporate purposes.
Other Agreements Entered into in Connection with the Acquisition
Memoranda of Agreement
The sale and delivery of each of the five Acquisition Vessels is governed by the terms and conditions of a standard memorandum of agreement (each, an "MOA" and collectively, the "MOAs") adopted by the Baltic and International Maritime Council, or BIMCO, under code name Norwegian Sale Form Memorandum of Agreement 2012, as further negotiated by the parties.
A copy of each of the five MOAs are attached as Exhibits 10.4 through 10.8 of our Report on Form 6-K, filed with the Commission on April 27, 2017.

Under each of the MOAs, the respective Seller warrants that each Vessel, at the time of its delivery, will be free of all encumbrances, mortgages and maritime liens or any other debts. The Sellers will indemnify us (or our subsidiary nominee, as applicable) against all claims made against each Vessel incurred prior to delivery.
We will have the right to conduct a physical inspection of each of the Acquisition Vessels, if not so already inspected, at a time and place agreed with the Sellers. We have analyzed the online classification records of each Acquisition Vessel. The Acquisition Vessels will be delivered to us (or our subsidiary nominee, as applicable) with all valid certificates, unextended and free of conditions and recommendations affecting the status of each of the Acquisition Vessels as being in-class (except those known to us according to the class reports provided by the Sellers), and substantially in the same conditions as at time of inspections, fair wear and tear excepted.
Each Seller has a fixed legal obligation under each MOA to deliver each Acquisition Vessel to us (or our subsidiary nominee, as applicable). If a Seller does not deliver the applicable Acquisition Vessel, the terms of the MOA provide that we may cancel the applicable MOA and the Seller shall compensate us for any losses or expenses incurred, together with interest, if any Seller's failure to deliver an Acquisition vessel is due to proven negligence. We may take legal action against the Sellers seeking damages for any Seller's breach of its obligations under the MOA. If we do not deliver the individual purchase price for an Acquisition Vessel in accordance with the applicable MOA, the terms thereof provide that the applicable Seller may cancel such MOA, and further, the Seller shall be entitled to claim compensation, together with interest, for any losses or expenses incurred.
Shipbroker Commission
A commission of 1% of the aggregate purchase price of the Acquisition Vessels will be paid by the Sellers to a shipbroker in connection with the Acquisition.
Vessel Employment Agreements

As part of the Acquisition, we expect to enter into separate novation agreements negotiated with the applicable charterer, pursuant to which the vessel employment agreements that are in place at the Closing Date with respect to the Acquisition Vessels will be novated to us (or our subsidiary nominee, as applicable) or otherwise assumed by us (generally, the "Charter Novation Agreements").
We do not expect to amend any of the material terms of the existing vessel employment agreements through the Charter Novation Agreements. The sole purpose of the Charter Novation Agreements is to (i) document the parties' approval of the sale of the Acquisition Vessels to us, and (ii) to apportion the rights and liabilities under the vessel employment agreements upon the change in ownership of the Acquisition Vessels at the Closing Date.
Upon the expiration of the existing charters which will be novated to us (or our subsidiary nominee, as applicable) pursuant to the Charter Novation Agreements, we expect to employ the Acquisition Vessels on a mix of short-to medium term time charters, ranging from six months to two years and long term fixed rate charters with a term of more than two years, or on the spot market. When trading in the spot market, we expect that our vessels will likely be deployed in the Capesize Chartering Limited Pool (the "CCL Pool") a capesize pool formed in January 2016 which is operated out of Antwerp, Belgium and Singapore and managed by Capesize Chartering Ltd., as pool manager. The CCL Pool currently has four shareholding members, Bocimar International NV, StarBulk Carriers Corp., Golden Ocean Group Limited, and C Transport Holding Ltd., and operates 62 capesize vessels with an average age of 6.0 years. The CCL Pool coordinates the commercial activities and chartering of the participant vessels, all of which are traded in the spot market. Each vessel owner is responsible for the operating, accounting and technical management of its respective owned vessels and each owner collects freight and hire for its owned vessels operating in the pool. CCL Pool revenues are aggregated and distributed to members according to a pool points system and through quarterly netting amongst pool members.  A vessel's pool points are assessed based on seven Baltic Exchange capesize index (BCI) routes. Performance of each vessel operating in the CCL Pool is constantly monitored by the pool manager and pool points can be amended in the case of over or under performance.
Technical Management Agreements
At or prior to the closing of the Acquisition, we expect to enter into five individual technical management agreements, with respect to each Acquisition Vessel, with Ambra Shipmanagement Ltd., a Cyprus company affiliated with the Oskar Wehr Group (the "Technical Manager"), which is the current technical manager of the Acquisition Vessels. Under the expected terms of the newly negotiated Technical Management Agreements, and commencing upon the closing of the Acquisition and upon our taking delivery of the Acquisition Vessels, the Technical Manager will provide services including, among other things, technical support, such as arranging the hiring of qualified officers and crew, arranging and supervising the maintenance, repairs and performance of vessels, purchasing supplies, spare parts and new equipment,  arranging and supervising drydocking and repairs and monitoring regulatory and classification society compliance and customer standards. We expect to pay the Technical Manager an annual fee of $140,000 per vessel to provide such services, which will be adjusted based on certain metrics of the Technical Manager, such adjustment not to exceed $50,000 annually. The Technical Management Agreements are expected to have a term of four years, and may be earlier terminated by either party, among other things, upon the default of the other party or upon the sale of or an actual or constructive total loss of the applicable vessel.

Right of First Refusal Agreement
In connection with the Acquisition, we expect to grant the Technical Manager, pursuant to a right of first refusal agreement (the "Right of First Refusal Agreement") the right of first refusal to provide technical management services, on substantially the same terms as the Technical Management Agreements, for up to ten additional dry bulk vessels that we may acquire during the period from the Closing Date through the second anniversary thereof.
Commercial Management Agreement
At or shortly following the closing of the Acquisition, and subject to the approval of an independent committee of our board of directors, we expect to enter into, either directly or through our subsidiary, a commercial management agreement (the "Commercial Management Agreement") with Bocimar International NV, a subsidiary of the CMB Group and an affiliate of our Sponsor, as commercial manager of the Acquisition Vessels upon, or shortly after,  their delivery to us. Pursuant to the Commercial Management Agreement, the commercial manager will provide services including, among other things, day-to-day commercial operation of the Acquisition Vessels, market evaluations for chartering opportunities, the handling of charter disputes, and reporting to our board of directors. Our commercial manager is expected to be entitled to receive a commission of 1.25% on all gross hire, freight, deadfreight and demurrage earned by each of the Acquisition Vessels as payment for its services.
Voting Agreements
Our Sponsor has agreed to waive the requirement that we obtained any required shareholder approval to effect the Redomiciliation prior to the completion of our initial business combination so long as, prior to the Closing Date, we enter into Voting Agreements with the holders of at least 50% of our Class A common shares. We expect to enter into these Voting Agreements, which we expect to enter into on a privately negotiated basis, pursuant to which holders of our Class A common shares will agree, among other things, with respect to all of the Class A common shares that such holder is entitled to vote as of the effective date of such Voting Agreement, (1) not to sell or otherwise transfer such shares or voting rights, in each case, during the term of the Voting Agreement, and (2) at any meeting of shareholders called for the purpose of voting on the Redomiciliation and the other transactions and agreements incident thereto, to vote such shares or cause such shares to be voted, in favor of the approval of the Redomiciliation and the other transactions and agreements incident thereto requiring shareholder approval.  Subject to the closing of this Offer and the consummation of the Acquisition, we expect to convene a shareholder meeting to approve the Redomiciliation as soon as reasonably practicable after the consummation of the Acquisition.
Business Administration Agreement
At or shortly following the closing of the Acquisition, and subject to the approval of an independent committee of our board of directors, we expect to enter into a new agreement with CMB (the "Business Administration Agreement"), pursuant to which CMB, as business manager, will provide administrative services to us and our subsidiaries, including financial, loan administration and corporate record keeping services, for which CMB will receive a fee of $500 per day per vessel owned by us. CMB is an affiliate of us and of our Sponsor.
The foregoing summaries of the Master Agreement, Ancillary Closing Agreements and other agreements do not purport to be complete and the foregoing discussion is qualified in its entirety by reference to the actual agreements or forms thereof which are filed as Exhibits to our Report on Form 6-K, filed with the SEC on April 27, 2017.
Interests of Certain Persons in the Acquisition
When you consider the recommendations of our board of directors in favor of the Acquisition and against the Offer, you should keep in mind that our Sponsor, directors and officers have interests in the Acquisition and Offer that may be different from, or in addition to, your interests as a shareholder. You should consider the disclosure contained in the section of this Offer to Purchase entitled "Risk Factors" for a discussion of risks that you should consider before deciding whether to participate in this Offer.

Recommendation of Our Board of Directors
Our intention is to complete this Offer and consummate the Acquisition. Our board of directors has (i) approved our making this Offer, (ii) declared the advisability of the Acquisition and approved our entry into the Master Agreement, the MOAs and the Ancillary Closing Agreements, our obligations under which are subject to final approval of our board of directors on or before the Closing Date, and (iii) determined that the Acquisition is in the best interests of our shareholders. You must, however, make your own decision as to whether to tender your Class A common shares and, if so, how many Class A common shares to tender. If you tender all of your Class A common shares in the Offer, you will not be a shareholder of the Company after the closing of the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Class A common shares. In deciding whether or not to tender your Class A common shares, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See "The Offer — Purpose of the Offer and the Acquisition; Source and Amount of Funds and Certain Effects of the Offer." You should discuss whether to tender your Class A common shares with your broker or other financial advisor, if any. See "Risk Factors" for a discussion of risks that you should consider before deciding whether to participate in this Offer.
Accounting Treatment of the Acquisition.
Lack of Historical Operating Data for Vessels Before Their Acquisition
Consistent with shipping industry practice, other than inspection of the physical condition of the vessels and examinations of classification society records, there is no historical financial and/or operational due diligence process when we acquire vessels, including the Acquisition Vessels. Accordingly, we may not obtain the historical operating data for the vessels from the sellers because that information is not material to our decision to make acquisitions, nor do we believe it would be helpful to potential investors in assessing our business or profitability. Most vessels are sold under a standardized memorandum of agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel's classification society records. The standard memorandum of agreement used in the shipping industry does not give the buyer the right to inspect, or receive copies of, the historical operating data of the vessel. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. In addition, the technical management agreement between the seller's technical manager and the seller is oftentimes automatically terminated.
Consistent with shipping industry practice, we generally treat the acquisition of a vessel (whether acquired with or without charter) as the acquisition of an asset rather than a business subject to management's review and determination on a case-by-case basis. Where a vessel has been under a voyage charter, the vessel is delivered to the buyer free of charter. It is rare in the shipping industry for the last charterer of the vessel in the hands of the seller to continue as the first charterer of the vessel in the hands of the buyer. In most cases, when a vessel is under time charter and the buyer wishes to assume that charter, the vessel cannot be acquired without the charterer's consent and the buyer's entering into a separate direct agreement with the charterer to assume the charter. The purchase of a vessel itself does not transfer the charter, because it is a separate service agreement between the vessel owner and the charterer.
When we acquire a vessel and assume a related time charter, we must take the following steps before the vessel will be ready to commence operations:

•	obtain the charterer's consent to us as the new owner;
•	obtain the charterer's consent to any new technical manager, if applicable;
•	in some cases, obtain the charterer's consent to a new flag for the vessel;
•	arrange for any new crew for the vessel, if the technical manager has changed;
•	replace most if not all hired equipment on board, such as computers and communication equipment, if the technical manager has changed;

•	negotiate and enter into new insurance contracts for the vessel through our own insurance brokers;
•	register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state, if applicable;
•	implement a new planned maintenance program for the vessel; and
•	ensure that a new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state.

In the case of the Acquisition Vessels, we expect to acquire certain of the vessels with charters in place, under industry standard agreements, and expect to take, or have already taken, the steps outlined above.

OVERVIEW OF THE DRY BULK SHIPPING INDUSTRY
All the information and data presented in this section, including the analysis of the various sectors of the international shipping industry has been provided by Drewry Shipping Consultants Ltd, or Drewry. Drewry has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. In connection therewith, Drewry has advised us that: (a) certain information in Drewry's database is derived from estimates or subjective judgments; and (b) the information in the databases of other maritime data collection agencies may differ from the information in Drewry's database.
General Information
Dry bulk vessels are used to transport commodities and raw materials, such as iron ore, minerals, grains, forest products, fertilizers, coking and steam coal, that are carried in the vessel's holds, rather than in a container in the case of container vessels. The dry bulk sector can be divided into six major vessel categories with reference to size. We may explore acquisitions of either vessels and/or one or more operating companies that are focused on these segments of the dry bulk sector, including:
•
Handysize. The smallest of the dry bulk carrier vessels, with cargo capacity up to 40,000 deadweight tons, or dwt. These vessels are used mainly for regional voyages, are extremely versatile and can be used in smaller ports that lack infrastructure. These vessels are equipped with onboard cranes that allow for the loading and unloading of cargo.

•
Handymax. Versatile vessels that are dispersed in various geographic locations throughout the world. Handymax vessels typically have cargo capacity of 40,000 to 65,000 dwt, and are primarily used to transport grains, forest products and fertilizers. Like Handysize vessels, Handymax vessels are equipped with onboard cranes.

•
Panamax. Vessels with cargo capacity typically between 65,000 and 85,000 dwt. Panamax vessels are used for various long-distance trade routes, including those that traverse the old Panama Canal. These vessels typically carry cargoes consisting of coal, grains, fertilizers, steel and forest products.

•	Post-Panamax. Vessels with cargo capacity typically between 85,000 and 120,000 dwt.
•
Capesize. Vessels with typical cargo capacity between 120,000 and 220,000 dwt. Capesize vessels are used primarily for one-way voyages with cargoes consisting of iron ore and coal. Due to the size of the vessels, there are only a few ports around the world that have the infrastructure to accommodate them.

•
Very Large Ore Carriers, or VLOCs. The largest of the dry bulk carrier vessels, with typical cargo capacity between 220,000 and 400,000 dwt. VLOCs are a comparatively new sector of the dry bulk carrier fleet. These vessels are built to exploit economies of scale on long-haul iron ore routes.

Market Summary
The dry bulk shipping market has experienced a prolonged downturn, but since the lows seen in February 2016, clear signs have emerged that the industry has begun to correct itself. The main characteristics of the market in early 2017 can be summarized as follows:
•
The dry bulk market remains oversupplied, but the normal correction process has started with continued supply side discipline. Sentiment in the dry bulk carrier sector has taken on a much more positive tone.

•	New orders have been few and far between and availability of finance remains limited.
•	Demolition activity in 2016 was aggressive and average vessel age at demolition has been declining in recent years.

•	Scheduled deliveries were delayed, with slippage in 2016 being close to 51% of what was scheduled to be delivered.
•	Asset prices have borne the brunt of the dismal market conditions, though they have been firming up, backed by recovery in freight rates
Dry Bulk Carrier Supply
Dry bulk carriers are single-deck dry cargo vessels with their holds suited (in terms of capacity and strength) to the carriage of cargo in bulk. The world dry bulk carrier fleet is generally divided into six major categories, based on a vessel's cargo carrying capacity. These categories consist of: Handysize, Handymax/Supramax, Panamax, Post Panamax, Capesize and Very Large Ore Carriers.
Dry Bulk Carriers: Indicative Deployment by Tonnage Size Category

Source: Drewry
The supply of dry bulk shipping capacity is determined by the size of the existing worldwide dry bulk fleet, the number of new vessels on order, the scrapping of older vessels and the number of vessels out of active service (for example, vessels that are laid up or otherwise not available for hire). As of March 31, 2017 the global fleet of dry bulk carriers consisted of 10,993 vessels, totaling 806.0 million dwt in capacity.

Dry Bulk Carrier Fleet (March 31, 2017)

Source: Drewry

From 2005 to 2016, the dry bulk carrier fleet increased at a CAGR of 7.8%, thereby taking total supply from 345 to 787 million dwt. However, the period of rapid fleet expansion has now come to an end, as fleet growth in 2016 over 2015 was marginal at 1%.
Dry Bulk Carrier Fleet Development by Segment: 2005 - March 2017
(Million Dwt)

Source: Drewry

The increase in the dry bulk fleet was the highest during the period from 2010 to 2012, with average per annum fleet growth during the three-year period being close to 14%, but has steadily decline since 2013 due to increase in vessel demolition and low deliveries of new tonnage.
Dry Bulk Carrier Fleet Growth: 2006—2016
(Percent)

Source: Drewry

Future supply of dry bulk carriers depends on delivery of new vessels from the orderbook and the removal of vessels from the global fleet, primarily through scrapping. As of March 31, 2017, the global dry bulk orderbook (excluding options) amounted to 68.7 million dwt, or 8.5% of the existing dry bulk fleet. At its most recent peak in 2008, the orderbook was equivalent to 70% of the existing fleet. However, it has since declined steadily as a result of reduced levels of new ordering and ships being delivered from the orderbook.
Dry Bulk Carrier Orders and the Orderbook: 2000 - March 2017
(Million Dwt & Percent Existing Fleet)

Source: Drewry

Approximately 56% of the dry bulk tonnage on order is scheduled to be delivered by the end of 2017. In previous years actual deliveries have been much lower than what was scheduled to be delivered. This is often referred to as slippage.

Dry Bulk Orderbook—Delivery Schedule
(As of March 31, 2017)

Source: Drewry
Between 2004 and 2007, slippage rates tended to be less than 10%, which means that 10% of the vessels due to be delivered in any year are in fact delivered in subsequent years. In the dry bulk sector, the evidence suggests that the slippage rate was slightly less than 20% in 2008, but has since increased considerably. For example, in 2016, actual deliveries were close to 47 million dwt, against scheduled deliveries of 96 million dwt, equivalent to a slippage rate of approximately 51%.  Slippage has been high in recent years due to poor freight rates, which encouraged owners to delay deliveries, and the absence of funding for newbuildings.
Dry Bulk Carriers: Scheduled Versus Actual Deliveries: 2006—2016

Source: Drewry

 Apart from owners delaying the delivery of new tonnage, slippage is also a manifestation of the combined effects of (i) shipyards initially quoting unrealistic delivery times, (ii) inexperience among new shipbuilders, and (iii) financing problems associated with both shipowners securing finance and new shipyards obtaining development capital. In the current market global banks are skeptical about new lending to the shipping community, plus low freight rates have led to restricted ordering activity by shipowners. Finally, shipbuilders have also started to shut down because of lack of business and inability to raise funds for building new ships.

Global Shipbuilding Capacity: 2008—2016

Source: Drewry

Future supply will also be affected by the level of removals from the fleet. At one level scrapping activity is a function of the age profile of the fleet, as all vessels have finite lives. However, the single biggest influence on the decision to scrap is the prevailing level of freight rates and the perceived market outlook. Strong freight rates encourage further trading, which minimizes tonnage offered to breakers. The converse applies, so when freight markets weaken, scrapping will normally increase. As a result of sluggish freight markets, there has been a marked increase in scrapping activity in recent years.

Dry Bulk Vessel Scrapping: 2005—2016
(Million Dwt)

Source: Drewry

The average age of vessels being sent for demolition has fallen from 33 years in 2007 to 24 years in 2016.
Average Vessel Age at Scrapping: 2007—2016
(Years)

Source: Drewry

Dry Bulk Carrier Demand
Dry bulk carriers play an important role in connecting points of resource extraction, such as mines and farms, with end users, such as steel mills and food processors. Due to the increasingly global supply chain and changing demand patterns for different raw materials, dry bulk carriers provide the most cost effective means of completing the supply chain than other methods such as air, rail, or truck transportation. Dry bulk trade is influenced by the underlying demand for the dry bulk commodities which, in turn, is influenced by the level of worldwide economic activity. Generally, growth in gross domestic product, or GDP, and industrial production correlate with peaks in demand for marine dry bulk transportation services.
In general terms, seaborne trade in dry bulk commodities has recovered well since the global recession of 2008/2009, although growth has moderated as a result of weaker demand for imported bulk commodities in key countries such as China.

Seaborne Dry Bulk Trade: 2000—2016
(Million Tons)

Source: Drewry

Although the Chinese government has been trying to move from an export-oriented to consumption-driven market model with decelerating growth, Chinese authorities have announced both monetary and fiscal measures to propel the economy which could boost demand for commodities. As such, China will continue to remain the key driver for the dry bulk market in the foreseeable future, especially in terms of steel production and iron ore imports, which remain at high levels as the following charts indicate.
China's Steel Production: 2000—2016
(Million Tons)

Source: Drewry

China's Iron-Ore Imports: 2000—2016
(Million Tons)

Source: Drewry

The changes in dry bulk trade in volume terms do however mask alterations that are taking place in the geographical structure of seaborne trade. Consequently, a better measure of demand for bulk shipping is the concept of ton-miles, which is calculated by multiplying the volume of cargo moved on each route by the distance of each voyage.
Dry Bulk Vessel Demand: 2000—2016
(Billion Ton Miles)

Source: Drewry

Between 2000 and 2016, ton-mile demand in the dry bulk sector increased from 7,606 to 17,245 billion ton-miles, equivalent to a CAGR of 5.2%. Ton-mile employment has grown faster than trade due to geographical shifts in the pattern of trade and an increase in average voyage lengths.
Due to the contraction in dry bulk carrier supply and steady, albeit lower growth in seaborne trade and vessel demand, the conditions are being laid for a recovery in the dry bulk market.

Dry Bulk Carrier Supply-Demand Balance: 2009—2016

Source: Drewry
Dry Bulk Carrier Freight Market
Dry bulk vessels are employed in the market through a number of different chartering options, which are summarized below.
•
Time Charter. A charter under which the vessel owner is paid charter hire on a per-day basis for a specified period of time. Typically, the ship-owner receives semi-monthly charter hire payments on a United States (U.S.) dollar-per-day basis and is responsible for providing the crew and paying vessel operating expenses while the charterer is responsible for paying the voyage expenses and additional voyage insurance. Under time charters, including trip time charters, the charterer pays voyage expenses such as port, canal and fuel costs and bunkers.

•	Trip Charter. A time charter for a trip to carry a specific cargo from a load port to a discharge port at a set daily rate.
•
Voyage Charter. A voyage charter involves the carriage of a specific amount and type of cargo on a load port-to-discharge port basis, subject to various cargo handling terms. Most of these charters are of a single voyage nature, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tonnage of cargo loaded on board by the agreed upon freight rate expressed on a U.S. dollar-per-ton basis. The owner is responsible for the payment of all voyage and operating expenses, as well as the capital costs of the vessel.

•
Spot Charter. A spot charter generally refers to a voyage charter or a trip charter, which generally lasts from ten days to three months. Under both types of spot charters, the ship-owner would pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs and for commissions on gross revenues. The ship-owner would also be responsible for each vessel's intermediate and special survey costs.

•
Contract of Affreightment. A contract of affreightment, or CoA, relates to the carriage of multiple cargoes over the same route and enables the CoA holder to nominate different vessels to perform the individual voyages. Essentially, it constitutes a series of voyage charters to carry a specified amount of cargo during the term of the CoA, which usually spans a number of years. The entire vessel's operating expenses, voyage expenses and capital costs are borne by the ship-owner. Freight normally is agreed on a U.S. dollar-per-ton basis.

•
Bareboat Charter. A bareboat charter involves the use of a vessel usually over longer periods of time ranging over several years. In this case, all voyage related costs, mainly vessel fuel and port dues, as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance, are for the charterer's account. The owner of the vessel receives monthly charter hire payments on a U.S. dollar per day basis and is responsible only for the payment of capital costs related to the vessel. A bareboat charter is also known as a "demise charter" or a "time charter by demise."

In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed, size and fuel consumption. In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions.
Within the dry bulk shipping industry, the freight rate indices issued by the Baltic Exchange in London are the references most likely to be monitored. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Exchange, an independent organization comprised of shipbrokers, shipping companies and other shipping players, provides daily independent shipping market information and has created freight rate indices reflecting the average freight rates (which incorporate actual business concluded as well as daily assessments provided to the exchange by a panel of independent shipbrokers) for the major bulk vessel trading routes. These indices include the Baltic Panamax Index, or BPI, the index with the longest history and, more recently, the Baltic Capesize Index, or BCI. The following chart details the movement of the BPI, BCI, Baltic Supramax Index (BSI) and Baltic Handysize Index (BHSI). The BDI reached a low in February 2016 and since then has been on an upward trend as sentiment in the dry sector has taken on a more positive note.

Baltic Exchange Freight Indices: 2000 - March 2017
(Index Points)

* The BSI is included from July 2005, and the BHSI from May, 2006.
Source: Baltic Exchange
Charter (or hire) rates paid for dry bulk vessels are generally a function of the underlying balance between vessel supply and demand. Over the past 25 years, dry bulk cargo charter rates have passed through cyclical phases and changes in vessel supply and demand have created a pattern of rate "peaks" and "troughs," which can be seen from the chart above. Generally, spot/voyage charter rates will be more volatile than time charter rates, as they reflect short-term movements in demand and market sentiment. In the time charter market, rates vary depending on the length of the charter period as well as vessel specific factors, such as age, speed and fuel consumption. The market benchmark tends to be a 12-month time charter rate, based on a modern vessel.
Since 2011, rates have generally been weak as result of the gap between dry bulk carrier demand and supply, but in the last quarter of 2016 they started to rise for all sizes of dry bulk carrier. The following table indicates the trend in one-year time charter rates for Capesize, Panamax, Supramax and Handysize class vessels between 2000 and March 2017.

Dry Bulk Carrier One Year Time Charter Rates: 2000 – March 2017
(In U.S. Dollars per Day)

Source: Drewry
Dry Bulk Carrier Asset Prices
Newbuilding prices are determined by a number of factors, including the underlying balance between shipyard output and newbuilding demand, raw material costs, freight markets and exchange rates. Secondhand vessel prices are influenced by newbuilding prices and also by vessel charter hire rates or earnings, although there is sometimes a lag in the relationship. The following chart illustrates changes in asset prices for dry bulk carriers by month from 2000 to March 2017.

Dry Bulk Carrier Newbuilding Prices, 2000 – March 2017
(In U.S. Millions of Dollars)

Source: Drewry

The dramatic increase in newbuilding prices and the strength of the charter market have also affected values in the secondhand market, to the extent that prices for dry bulk vessels rose sharply from 2004 reaching a peak in mid-2008. With vessel earnings running at relatively high levels and a limited availability of newbuilding berths, the ability to deliver a vessel early has resulted in increases in secondhand prices, especially for modern tonnage. Consequently, secondhand prices of modern dry bulk vessels in 2008 reached higher levels than those of comparably sized newbuildings. However, this situation changed quickly when the freight market fell and values for all types of bulk vessels declined steeply in the second half of 2008. In the early part of 2009, prices for modern secondhand dry bulk vessels staged a modest recovery, only to fall back again in late 2010.
Dry Bulk Carrier Secondhand Prices, 2000 – March 2017
(In U.S. Millions of Dollars)

Source: Drewry
From 2011 to the beginning of 2013 prices generally slipped across the board irrespective of ship size, and after a marginal improvement in 2013-2014, they fell again through 2015. However, it appears that prices have since stabilized as a result of the ongoing recovery in the freight market after touching all-time lows in February 2016, and the asset prices have started to firm up, especially for larger vessels.
Ratio of 10-year Secondhand Price to Scrap Price, 2000 – March 2017

Source: Drewry

THE OFFER
General Terms
Upon the terms and subject to certain conditions of the Offer, we will purchase up to 8,233,100 Class A common shares validly tendered in the Offer and not properly withdrawn, in accordance with "Withdrawal Rights" described below, before the Expiration Date, at a Purchase Price of $10.00 per Class A common share, net to the sellers in cash for a total maximum Purchase Price of up to $82,331,000 as further described below under the heading "Purchase Price." Our Sponsor and the members of our management team have agreed not to tender any shares that they own in this Offer.
The Offer is not conditioned on any minimum number of Class A common shares being tendered in the Offer. The Offer is, however, subject to certain other conditions, including the Maximum Tender Condition and the Acquisition Condition. See "The Offer — Conditions of the Offer."
Only Class A common shares validly tendered in the Offer and not properly withdrawn will be purchased pursuant to the Offer. All Class A common shares tendered in the Offer and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following the Expiration Date.
We will have until November 23, 2018 to consummate the Acquisition or another initial business combination. If we are unable to consummate a business combination by such date, our Amended and Restated Articles of Incorporation require us to dissolve as promptly as practicable and liquidate and release to our holders of Class A common shares the amount in our Trust Account as part of our plan of distribution.
Purchase Price
The Purchase Price is $10.00 per Class A common share. The Purchase Price has been calculated based on the requirement in our Amended and Restated Articles of Incorporation that requires that the redemption price payable per Class A common shares shall be equal to the amount held in the Trust Account (excluding taxes payable) as of two business days prior to the commencement of the Offer, divided by the total number of Class A common shares sold as part of the units in our IPO. Under the terms of our Amended and Restated Articles of Incorporation and the agreement governing the Trust Account, each as amended, we are required to conduct the Offer in accordance with the terms of our Amended and Restated Articles of Incorporation, including the requirement related to the Purchase Price. See "The Offer— Extension of the Offer; Termination; Amendment."
If we modify the price that may be paid for Class A common shares from $10.00, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See "The Offer — Extension of the Offer; Termination; Amendment."
No Proration
There will be no proration in the event of an over-subscription of the Offer.
In order for the Acquisition to be consummated no more than 8,233,100 of our Class A common shares can be accepted for payment pursuant to the Offer. If more than 8,233,100 Class A common shares are validly tendered and not properly withdrawn or if we are unable to satisfy the other Offer conditions, we may amend, terminate or extend the Offer.  Accordingly, we will not offer proration in the Offer.  If we terminate the Offer, we will NOT: (1) purchase any Class A common shares pursuant to the Offer or (2) consummate the Acquisition in accordance with the terms of the Master Agreement, and we will promptly return all Class A common shares delivered pursuant to the Offer at our expense upon expiration or termination of the Offer.   See "The Acquisition—The Master Agreement — Conditions to Closing the Acquisition" for a description of conditions to consummation of the Business Combination.

This Offer to Purchase and the related Letter of Transmittal for the Class A common shares will be mailed to record holders of the Class A common shares and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.
The Offer is subject to certain conditions, including the Maximum Tender Condition that no more than 8,233,100 of our Class A common shares are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date and the Acquisition Condition. Accordingly, if any such conditions have not been satisfied, we will extend or terminate the Offer. Under no circumstances will the number of Class A common shares tendered be prorated. If the conditions of the Offer are not satisfied or waived, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Class A common shares, at our expense, that were delivered pursuant to the Offer. See "The Acquisition—The Master Agreement — Conditions to Closing the Acquisition" for a description of conditions to consummation of the Acquisition.
Purpose of the Offer
This Offer is being made in connection with the Acquisition pursuant to our organizational documents to provide our public shareholders with an opportunity to redeem their Class A common shares for a pro rata portion of our Trust Account. Our Sponsor and the members of our management team have agreed with us to waive their redemption rights in connection with this Offer and the completion of our initial business combination. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a shareholder in the assets or earnings and profits of the Company.
Our board of directors has (i) approved the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of our shareholders. However, you must make your own decision as to whether to tender your Class A common shares pursuant to the Offer and, if so, how many Class A common shares to tender. If you tender your Class A common shares into the Offer, you will not be a shareholder of the Company after the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Class A common shares. In deciding whether or not to tender your Class A common shares, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Class A common shares with your broker, if any, or other financial advisor.
Source and Amount of Funds and Certain Effects of the Offer
We expect that up to $82,331,000 will be required to purchase the Class A common shares in the Offer at the Purchase Price of $10.00 per Class A common share if the Offer is fully subscribed (the "Aggregate Share Purchase Price"), and an amount of $139,400,000 is required to purchase the Acquisition Vessels (the "Aggregate Vessel Purchase Price) and in each case, excluding estimated fees and expenses.
Of the approximately $151.7 million in the Trust Account, we intend to use up to $82,331,000 to fund the Aggregate Share Purchase Price and the remaining balance of approximately $69,400,000 to (i) fund up to $59,400,000 of the Aggregate Vessel Purchase Price and (ii) the remainder to pay deferred underwriting fees, taxes payable, fees and expenses related to the Offer and the Acquisition (including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer) and to fund our working capital requirements and for general corporate purposes.  The receipt of funds necessary to purchase the Class A common shares tendered in the Offer is dependent on the consummation of the Acquisition.  We will be required to secure additional funding to satisfy the balance of the Aggregate Vessel Purchase Price.  Sources of such funds may include one or more credit facilities, including the Proposed Credit Facility (as defined herein) and/or securities we may offer in the private and public debt and equity capital markets.
Class A common shares that we acquire pursuant to the Offer will be retired and cancelled.

Scheduled Expiration of the Offer
The Offer is scheduled to expire at 5:00 p.m., New York City time, on May 26, 2017, unless we extend the Offer to allow us time to respond to comments, if any, from the SEC relating to the Offer or otherwise in connection with the effectuation of this Offer and/or to facilitate our continued listing on NASDAQ (the "Expiration Date").
Procedures for Tendering Class A common shares
Valid Tender of Class A common shares
For a shareholder to make a valid tender of Class A common shares under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Class A common shares you wish to tender, or confirmation of receipt of the Class A common shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other required documents.
If a broker, dealer, commercial bank, trust company or other nominee holds your Class A common shares, you must contact your broker or nominee to tender your Class A common shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge shareholders who hold Class A common shares through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.
Election to Participate in Offer
In the Letter of Transmittal holders of Class A common shares will need to indicate their election to participate in the Offer. An election to participate in the Offer shall be a binding agreement to comply with the terms of the Offer, subject to the Withdrawal Rights. Tendering shareholders must make an election to participate in the Offer, and any Letter of Transmittal that fails to indicate this election will be incomplete and will not be accepted in the Offer.
Separation Of Units
Only your Class A common shares can be tendered in the Offer. If any or all of your Class A common shares are held as part of Units, you will need to separate the Units into Class A common shares and Warrants prior to tendering such Class A common shares pursuant to the Offer and undertake all actions necessary to allow for tender of the separated Class A shares. For specific instructions regarding separation of Units, please see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the Units. The voluntary separation of the Units occurs through the facilities of the Depository Trust Company and is subject to the procedures of DTC and the various broker/nominees who hold their positions through DTC. Accordingly, while we believe that such separation of the Units can typically be accomplished within three business days, no assurance can be given regarding how quickly Units can be separated and Unit holders are urged to promptly contact their broker/nominee if they wish to tender the Class A common shares underlying their Units.
Signature Guarantees
No signature guarantee will be required on a Letter of Transmittal if:
•
the registered holder of the Class A common shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Class A common shares) tendered in the Offer and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

•
Class A common shares are tendered in the Offer for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "eligible institution"). See Instruction 1 to the Letter of Transmittal applicable to the Class A common shares.

Except as described above, all signatures on any Letter of Transmittal for securities tendered in the Offer must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.
In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Class A common shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary's account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
Method of Delivery
The method of delivery of all documents, including certificates for Class A common shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Class A common shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.
Book-Entry Delivery
For purposes of the Offer, the Depositary will establish an account with respect to the Class A common shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary's account in accordance with DTC's procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary's account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent's Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date.
The confirmation of a book-entry transfer of shares into the Depositary's account at DTC is referred to herein as "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures will not constitute delivery to the Depositary.
The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the DTC participant.
Return of Unpurchased Class A common shares
If any tendered Class A common shares are not purchased pursuant to the Offer, or if less than all Class A common shares evidenced by a shareholder's certificates are tendered, certificates representing the unpurchased Class A common shares will be returned promptly after the expiration or termination of the Offer or, in the case of Class A common shares tendered by book-entry transfer at DTC, the Class A common shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders' Representations and Warranties; Tender Constitutes an Agreement
It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to us that (i) such shareholder has a "net long position" in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.
A tender of securities in the Offer made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the securities so tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right.
Any tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.
All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.
A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of the Class A common shares is unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase including the Appendix thereto; (v) such shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder's specific situation; (vi) any foreign exchange obligations triggered by such shareholder's tender of Class A common shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income tax, withholding tax, transfer tax or other tax-related items ("Tax Items") related to the Offer and the disposition of Class A common shares, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Class A common shares shall authorize us to withhold all applicable Tax Items from any amounts payable to a tendering shareholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Class A common shares; Waiver of Defects; No Obligation to Give Notice of Defects
All questions as to the number of Class A common shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Class A common shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Class A common shares or waive any defect or irregularity in any tender with respect to any particular Class A common shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Class A common shares. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Class A common shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.
Lost or Destroyed Certificates
If any certificate representing Class A common shares has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing Class A common shares is lost and return it to the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.
Withdrawal Rights
You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 5:00 p.m. on May 26, 2017, or the date to which the Offer has been extended. You may also withdraw your previously tendered securities at any time after 5:00 p.m., New York City time, on May 26, 2017 if not accepted prior to such time. Except as this section otherwise provides, tenders of Class A common shares are irrevocable.
For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Class A common shares to be withdrawn, the number of Class A common shares to be withdrawn and the name of the registered holder of the Class A common shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.
If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Class A common shares in more than one group of Class A common shares, the shareholder may withdraw Class A common shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
If certificates for Class A common shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Class A common shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Class A common shares have been delivered in accordance with the procedures for book-entry transfer described in "— Procedures for Tendering Class A common shares" above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC's procedures.

Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.
All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.
If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Class A common shares on our behalf. Such Class A common shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Class A common shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.
Purchase of Class A common shares and Payment of Purchase Price
Upon the terms and subject to the conditions of the Offer, which conditions shall be satisfied or waived prior to the expiration of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 8,233,100 of our Class A common shares validity tendered in the Offer and not properly withdrawn on or before the Expiration Date. If more than 8,233,100 of our Class A common shares have been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date or if the Acquisition Condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all Class A common shares tendered at our expense. Under no circumstances will the number of Class A common shares tendered be prorated. The holder of our common shares issued prior to our IPO, which consists of our Sponsor, has agreed not to tender its shares in the Offer.
For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Class A common shares that are validly tendered in the Offer and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Class A common shares for payment pursuant to the Offer.
In all cases, payment for Class A common shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of Class A common shares into the Depositary's account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Class A common shares tendered be made unless the conditions to the Offer including the Acquisition Condition and the Maximum Tender Condition have been satisfied. We will make prompt payment upon satisfaction of the offering conditions, but in no event later than three business days after the Expiration Date.
We will pay for Class A common shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.
Certificates for all Class A common shares tendered in the Offer and not purchased will be returned or, in the case of Class A common shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Class A common shares pursuant to the Offer. See "— Conditions of the Offer" below.
We will not pay any transfer taxes, if any, payable on the transfer to us, of Class A common shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Class A common shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.
We urge shareholders who hold Class A common shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.
Conditions of the Offer
Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept securities tendered and we may terminate or amend the Offer, or postpone our acceptance of the securities that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the then-scheduled Expiration Date (as it may be extended) if any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer:
•
the Acquisition, in our reasonable judgment, to be determined immediately prior to the Expiration Date, is not capable of being consummated substantially contemporaneously with this Offer, but in no event later than two business days after the Expiration Date (we refer to this condition, which is not waivable, as the "Acquisition Condition"). For a description of the conditions to the Acquisition, see "The Acquisition—Conditions to Closing the Acquisition;" and

•
more than 8,233,100 Class A common shares are validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the "Maximum Tender Condition.")

The Acquisition is conditioned on completion of the Offer and the other conditions described under the heading "The Acquisition —Conditions to Closing the Acquisition." We refer to the conditions to the Offer, including the Acquisition Condition and the Maximum Tender Condition, as the "offer conditions."
We will not accept for payment, purchase or pay for any securities tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents. We have agreed to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our shareholders, as we receive notification from the SEC that it has no further comment regarding this Offer. At that time, we will redistribute the Offer, as amended or supplemented, and its related Letter of Transmittal to our shareholders, setting forth a final Expiration Date.

Furthermore, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) our rights and obligations to extend, terminate and/or modify the Tender Offer (subject to the terms and conditions of the Agreement), we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any Class A common shares tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) and Rule 14e-1(a) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for Class A common shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date the Master Agreement shall have been terminated in accordance with its terms.
In addition, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of the Company to extend, terminate and/or modify the Offers, we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any securities tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered, subject to the rules under the Exchange Act, if any of the following shall have occurred:
•
any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Acquisition illegal or otherwise preventing or prohibiting consummation of the Acquisition; or

•	a material adverse effect with respect to the Company shall have occurred since the date of this Offer to Purchase.
The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion, subject to applicable law. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time, subject to applicable law. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Only a court of competent jurisdiction can make a determination concerning the events described above that will be final and binding on all parties. Shareholders may challenge any determination that we make with respect to such matters.
You should evaluate current market quotes and trading volume for the Class A common shares, among other factors, before deciding whether or not to accept the Offer. See "Market Price Information" and "Risk Factors."
Certain Information Concerning the Company and the Acquisition
Set forth elsewhere in this Offer to Purchase is information concerning the Company and the Acquisition. Shareholders are urged to review such information prior to making a decision whether to tender their securities. See "Information on Hunter Maritime Acquisition Corp." and "The Acquisition."
Interests of Directors and Executive Officers
See "The Acquisition—Management of Our Vessels; Interests of Certain Persons in the Acquisition," herein for information related to the proposed Acquisition and the interests of our management in the Acquisition.

Our Sponsor and the members of our management team have agreed not to participate in the Offer with respect to shares they have acquired. Based on our records and on information provided to us by our directors, executive officers and affiliates, neither we nor any of our directors, executive officers, and affiliates, including our Sponsor, have effected any transactions involving our Class A common shares during the 60 days prior to the commencement of the Offer.  See "Information About Hunter Maritime Acquisition Corp.—Securities Held by Our Sponsor" and "Risk Factors— Certain obligations of our Sponsor are memorialized in agreements between our Sponsor, the underwriters of our IPO and us, and these agreements may be amended to change these obligations or eliminate them entirely."
Certain Legal Matters; Regulatory Approvals
The Offer and the transaction contemplated by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.
Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our businesses that might be adversely affected by our acquisition of Class A common shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Class A common shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Class A common shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.
Extension of the Offer; Termination; Amendment
We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in "— Conditions of the Offer" shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Class A common shares if we determine such extension is required by applicable law or regulations, subject to the restriction in our Amended and Restated Articles of Incorporation that requires us to voluntarily wind-up and cease our corporate existence on November 23, 2018. We will affect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for securities upon the occurrence of any of the conditions specified in "— Conditions of the Offer" by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in "— Conditions of the Offer" have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the price to be paid for Class A common shares, or if we increase or decrease the number of Class A common shares sought in the Offer, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
In accordance with the rules of the SEC, we may, and we expressly reserve our right to, accept for payment an additional amount of Class A common shares not to exceed 2% of our issued and outstanding Class A common shares without amending the Offer or extending the Expiration Date.
Fees and Expenses
We have retained Continental Stock Transfer & Trust Company to act as Depositary and Morrow Sodali LLC to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Class A common shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We have not agreed to pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of Class A common shares pursuant to the Offer. Shareholders holding securities through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Class A common shares through the brokers, dealers and other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Class A common shares held by them as a nominee or in a fiduciary capacity.  No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.
In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.
Appraisal Rights
No appraisal rights are available under the BCA to shareholders in connection with the Offer.
Miscellaneous
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Class A common shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of shares residing in such jurisdiction.
You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

MANAGEMENT
The executive officers and directors of the Company are set forth in the following table:

Name	Age	Position
Marc Saverys	62	Chairman of the Board of Directors, Class III Director
Alexander Saverys	38	Chief Executive Officer and Class III Director
Ludovic Saverys	33	Chief Financial Officer and Class II Director
Benoit Timmermans	55	Chief Commercial Officer and Class II Director
Thomas Rehder	60	Class I Director
Philip Shapiro	63	Class I Director

The address and telephone number of each director and executive officer is: Hunter Maritime Acquisition Corp., c/o MI Management Company, Trust Company Complex, Suite 206, Ajeltake Road, P.O. Box 3055, Majuro, Marshall Islands MH96960; telephone: 011-323-247-59-11.
On April 26, 2017, we increased the size of our board to six members and appointed Philip Shapiro as a Class I director.
The biographical information for our current officers and directors is set forth below:
Marc Saverys, the Chairman of our board of directors and a Class III director, graduated from the University of Ghent in 1976 with a degree in law. In 1975 he joined Bocimar's chartering department, the dry bulk division of the CMB Group. In 1985 he left Bocimar and became Managing Director of Exmar, which at that time became a diversified shipowning company, where he was in charge of the dry bulk division. He currently holds director's mandates in various companies belonging to the CMB Group. He became a director of CMB Group in 1991 and was Managing Director of CMB Group from April 1992 through September 2014 when he was appointed as chairman. During the period from 2003 through July 2014, he served as the Chairman of the Board of Euronav NV (NYSE: EURN), and served as a Vice-Chairman of the Board of Euronav from July 2014 until December 2015. Mr. Marc Saverys is the father of Mr. Alexander Saverys, our Chief Executive Officer and a director, and Mr. Ludovic Saverys, our Chief Financial Officer and a director.
Alexander Saverys, our Chief Executive Officer and a Class III director, has a master of laws (University of Leuven and Madrid) and holds an MBA of the Fachhochschule für Wirtschaft Berlin. In 2004 he founded Delphis NV, a company offering multimodal transport solutions throughout Europe. He became a director of CMB Group in 2006 and was appointed Managing Director in September 2014. Mr. Alexander Saverys is the son of Mr. Marc Saverys, our Chairman of the Board, and the brother of Mr. Ludovic Saverys, our Chief Financial Officer and Secretary and a director.
Ludovic Saverys, our Chief Financial Officer and Secretary and a Class II director, has served on the Board of Directors of Euronav since May 13, 2015 and is member of Euronav's Remuneration Committee and a member of the Health, Safety, Security and Environmental Committee. Ludovic Saverys currently serves as Chief Financial Officer of CMB Group and as General Manager of Saverco NV. He has also served as a director of Moore Stephens (Belgium) since December 2014. During the time he lived in New York, Mr. Saverys served as Chief Financial Officer of MiNeeds Inc. from 2011 through 2013 and as Director of SURFACExchange Ltd from 2009 through 2013. He started his career as Managing Director of European Petroleum Exchange (EPX) in 2008. From 2001 through 2007 he followed several educational programs at universities in Leuven, Barcelona and London from which he graduated with M. Sc. degrees in International Business and Finance. Mr. Ludovic Saverys is the son of Mr. Marc Saverys, our Chairman of the Board, and the brother of Mr. Alexander Saverys, our Chief Executive Officer and a director.
Benoit Timmermans, our Chief Commercial Officer and a Class II director, graduated in law from the University of Louvain in 1983. He also holds an MBA degree from the University of Navarra, Barcelona. After two years of retail banking experience he joined Almabo in 1989 and became Assistant Financial Manager after the take-over of CMB Group. He was CFO of the CMB Group's liner division SCL (1996), Managing Director of the French company SAGA (1997) and was appointed Managing Director of Bocimar in 2003.

Thomas Rehder, a Class I director, has a total of 32 years of experience in the shipping industry. Since 1987, Mr. Rehder has been a managing partner at Carsten Rehder GmbH & Co., or Carsten Rehder, a family-owned company located in Hamburg, Germany which currently operates 20 container vessels and five supramax and handysize bulk carriers. Mr. Rehder began his career at Carsten Rehder in 1984 as a chartering broker and has been responsible for the shipowning side of the business since 1996. Carsten Rehder was a 50% owner of single purpose entities that served as general partner of five single-ship KG companies that became insolvent between 2013 and 2015. Mr. Rehder served as a managing director of the general partner entities, but resigned from this position prior to the insolvencies. From 1981 to 1984, Mr. Rehder worked as a chartering broker for Intercontinent Chartering Inc. in New York. Mr. Rehder holds a position as a member of the council of the German Shipowners' Association. From 2014 to 2015, Mr. Rehder was president of the European Community Shipowners' Association and is currently a board member. Additionally, he is a board member of Det Norske Veritas GL Group AS, Oslo. Prior to obtaining his business degree from the European Business School in Frankfurt, Germany, Mr. Rehder served in the German navy and worked as assistant shipyard manager.
Philip J. Shapiro, a Class I director has served on our board of directors since April 26, 2017. Mr. Shapiro graduated from Columbia University in New York City in 1974 and received a Juris Doctor from Hofstra University School of Law on 1978. In 1988, Mr. Shapiro founded Liberty Maritime Corporation and has served as its Chief Executive Officer and President since that time. Prior to forming Liberty Maritime, Mr. Shapiro served as Vice President and General Counsel of Apex Marine Corporation, a tanker and dry bulk shipping company, from 1980 to 1988. Before joining Apex, he practiced corporate and real estate law for two years with a law firm in New York City. Mr. Shapiro has previously served as a director of the then listed NYSE company, OMI Corporation, from April 2002 until its sale in 2007 for $2.2 Billion.  During that time, he served as Chairman of the Compensation Committee and a member of the Audit Committee.  Mr. Shapiro is currently an elected member of the Board of Directors of the American Bureau of Shipping, a leading classification society, and serves as the Chairman of its Nominating and Governance Committee as well as a member of its Compensation Committee. He also serves currently on a number of other corporate and charitable boards including the National Maritime Historical Society, the United Seamen's Service and the American Maritime Congress as well as being a member of the Board of Trustees of the United States Coast Guard Foundation.  During his career in shipping, Mr. Shapiro has often appeared before numerous U.S. Congressional committees and administrative agencies as a spokesperson for the U.S. flag shipping industry on various maritime policy, initiatives and law.  He was selected to be the dry bulk shipping sector's representative to U.S. President Reagan's Commission on the Merchant Marine and National Defense and as one of three industry representatives selected to serve on President Clinton's Maritime Policy Working Group which developed what has come to be known as the Maritime Security Program. More recently, he has testified before various congressional committees on the problems of piracy and suggested preventive measures to protect seafarers, property and cargo.

Following the Acquisition, we do not expect that there will be any changes in our senior management.
For information on transactions with parties related to us or members of our management, see "Certain Relationships and Related Party Transactions."

DESCRIPTION OF SECURITIES AND MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS FOLLOWING THE OFFER AND THE ACQUISITION
Description of Securities
The information under the heading "Description of Securities" in the company's registration statement on Form F-1 (File No. 333-214058), declared effective on November 18, 2016,  is hereby incorporated by reference.
Material Differences in the Rights of Shareholders Following the Consummation of Our Initial Business Combination
Following the consummation of our initial business combination, certain provisions of Article 9 of our Amended and Restated Articles of Incorporation, which relate to certain repurchase and redemption rights of holders of our Class A common shares in connection with an initial business combinations will no longer be applicable.
Upon the consummation of our initial business combination, our Class B common shares will automatically convert into Class A common shares on a one-for-one basis subject to certain adjustments in the case that we have issued additional Class A common shares, or equity-linked securities, in excess of the amounts offered in the IPO in a transaction that is related to the closing of our initial business combination. The ratio at which Class B common shares shall convert into Class A common shares will be adjusted so that the number of Class A common shares issuable upon conversion of all Class B common shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of all common shares outstanding upon the completion of the IPO plus all Class A common shares and equity-linked securities issued or deemed issued in connection with the initial business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination or pursuant to private placement warrants issued to our Sponsor, after taking into account any Class A common shares redeemed in connection with the initial business combination.
In addition, prior to the closing of the initial Business Combination, holders of Class B Common Stock shall have the exclusive right to vote for the election or removal of directors. Following the closing of our initial business combination, except as otherwise required by law or our Amended and Restated Articles of Incorporation, at any annual or special meeting of our shareholders, the holders of our Class A common shares shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders.
Promptly following the completion of our initial business combination, we intend to, as promptly as practicable, effect the Redomiciliation from the Marshall Islands to Belgium, which will require our shareholders' approval under Belgian law and compliance with other applicable legal requirements. Upon effectiveness of the Redomiciliation, our corporate affairs and the rights of our security holders will be governed by our new articles of association and by the Belgian Companies Code. See "Information About Hunter Maritime Acquisition Corp.—Proposed Redomiciliation and Shareholder Voting Agreements."

MARKET PRICE INFORMATION
Our Class A common shares, Warrants and Units are traded on the Nasdaq Capital Market, under the symbols "HUNT," "HUNTW" and "HUNTU," respectively. Each of the Company's units consists of one Class A common share and one-half warrant, each whole Warrant entitling the holder thereof to purchase one Class A common share. Our Units commenced trading on NASDAQ on November 18, 2016. Our Class A common shares and Warrants commenced trading separately from our Units on January 9, 2017.
The following tables set forth, for the periods indicated, the high and low sale prices for our shares, Warrants and Units, respectively, as reported on NASDAQ.
	Units		Class A common shares		Warrants
	High	Low	High	Low	High	Low
For the Year Ended:
December 31, 2016*	$10.91	$9.75	-	-	-	-
December 31, 2017**	10.50	10.00	10.50	9.75	1.30	0.68

For the Quarter Ended:
December 31, 2016*	$10.91	$9.75	-	-	-	-
March 31, 2017*	10.50	10.00	$9.87	$9.75	$1.03	$0.68

For the Month:
November 2016*	$10.00	$9.75	-	-	-	-
December 2016	10.91	9.93	-	-	-	-
January 2017	10.50	10.03	$-	$-	$0.85	$0.75
February 2017	10.37	10.00	9.80	9.75	0.81	0.75
March 2017	10.44	10.00	9.87	9.75	1.03	0.68
April 2017**	10.42	10.00	10.50	9.75	1.30	0.70

*Since November 18, 2016.
** Through and including April 25, 2017.

Our Class A common shares may be delisted if we fail to maintain certain NASDAQ listing requirements. There can be no assurance that we will be able to maintain compliance with the NASDAQ continued listing requirements or that our securities will continue to be listed on NASDAQ. See "Risk Factors — NASDAQ could delist our securities, which could limit investors' ability to transact in our securities and subject us to additional trading restrictions."
Dividends
We have not paid any cash dividends on our Class A common shares to date and our board of directors does not anticipate declaring any dividends on our Class A common shares prior to the completion of an initial business combination.

PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our common shares, as of April 25, 2017:
•	each person known to us to own beneficially more than 5% of our common shares; and
•	each of our directors and executive officers as a group.
Name and Address	Number of Shares Beneficially Owned(1)	Percentage of Ownership(2)
Bocimar Hunter NV(3)	3,793,275	20.0%
CarVal Investors, LLC(4)	2,500,000	13.2%
Hudson Bay Capital Management, L.P.(5)	1,500,000	7.9%
Shoei Kisen Kaisha, Ltd(6)	1,500,000	7.9%
Silver Rock Financial LP(7)	1,000,000	5.3%
QVT Financial LP(8)	1,000,000	5.3%
Polar Asset Management Partners Inc.(9)	972,900	5.1%
AQR Capital Management, LLC(10)	950,000	5.0%
All directors and executive officers as a group(11)	0	0%

(1)	These amounts do not include the Class A common shares underlying the private placement warrants.
(2)	Based on an aggregate of 18,966,375 Class A common shares and Class B common shares outstanding as of April 25, 2017.
(3)
Based on information contained in a Schedule 13G filed with the SEC on February 10, 2017. CMB Group and Bocimar International NV own 99% and 1%, respectively, of Bocimar Hunter NV and, as such, may be deemed to share beneficial ownership of these common shares held by Bocimar Hunter NV. In addition, CMB purchased 200,000 units in the IPO at the public offering price, each unit consisting of one Class A common share and one-half of one warrant, each whole Warrant entitling holder to purchase one Class A common share. In addition, Messrs. Alexander Saverys, Ludovic Saverys, Benoit Timmermans and Dirk Van Meer may be deemed to share beneficial ownership of the common shares held by Bocimar Hunter NV by virtue of their status as directors of Bocimar Hunter NV. CMB Group, Bocimar International NV and Messrs. Alexander Saverys, Ludovic Saverys, Timmermans and Van Meer disclaim such beneficial ownership. The business address of Bocimar Hunter NV is De Gerlachekaai 20, 2000 Antwerpen, Belgium.

(4)	Based on information contained in a Schedule 13G filed with the SEC on December 8, 2016. The business address of CarVal Investors, LLC is 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.
(5
Based on information contained in a Schedule 13G filed with the SEC on January 30, 2017. The business address of Hudson Bay Capital Management, L.P. is 777 Third Avenue, 30th Floor, New York, NY 10017.

(6)
Based on information contained in a Schedule 13G/A filed with the SEC on February 23, 2017. The business address of Shoei Kisen Kaisha, Ltd. is 1-4-52, Koura-cho, Imabari-city, Ehime-pref., 799-2111, Japan.

(7)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2017. The business address of Silver Rock Financial LP is 2425 Olympic Blvd., Suite 4060W, Santa Monica, CA 90404.
(8)	Based on information contained in a Schedule 13G filed with the SEC on November 28, 2016. The business address of QVT Financial LP is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036.
(9)
Based on information contained in a Schedule 13G filed with the SEC on February 10, 2017. The business address of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(10)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2017. The business address of AQR Capital Management, LLC is Two Greenwich Plaza, Greenwich, CT 06830.
(11)	Does not include common shares that may be deemed to be beneficially owned by Messrs. Alexander Saverys, Ludovic Saverys, and Timmermans described in footnote (3) above.
We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
On July 11, 2016, our Sponsor purchased 4,312,500 founder shares for an aggregate purchase price of $25,000, or $0.006 per share, of which 519,225 were subsequently forfeited as a result of the partial exercise of the underwriters' overallotment option. The number of founder shares issued determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of the IPO. The purchase price of the founder shares was determined by dividing the amount of cash contributed to us by the number of founder shares issued. Upon the effectiveness of our Amended and Restated Articles of Incorporation, the founder shares were automatically reclassified and converted to our Class B common shares.
Our Sponsor purchased an aggregate of 3,333,333 private placement warrants at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the IPO. Pursuant to the underwriters' partial exercise of the overallotment option on December 16, 2016, we sold an additional 23,080 private placement warrants to the sponsor. Each private placement warrant entitles the holder to purchase one Class A common share at $11.50 per share. Our Sponsors will be permitted to transfer the Class B common shares and private placement warrants held by them to certain permitted transferees, including our executive officers and directors and other persons or entities affiliated with or related to them, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as the initial purchasers. Otherwise, these warrants will not, subject to certain limited exceptions, be transferable or salable until 30 days after the completion of our business combination. The private placement warrants will be non-redeemable so long as they are held by our initial purchasers or their permitted transferees. The private placement warrants may also be exercised by the initial purchasers or their permitted transferees for cash or on a cashless basis. Otherwise, the private placement warrants have terms and provisions that are identical to those of the Warrants sold as part of the units in the IPO. CMB, an affiliate of our Sponsor, purchased 200,000 Units in the IPO.
In order to fund working capital deficiencies, if any, or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.
Pursuant to a registration rights agreement we entered into with our Sponsor on November 18, 2016, we may be required to register certain securities for sale under the Securities Act. These holders are entitled under the registration rights agreement to make up to three demands that we register certain of our securities held by them for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by us. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until the securities covered thereby are released from their lock-up restrictions, as described herein. We will bear the costs and expenses of filing any such registration statements.

On November 18, 2016, we entered into an administrative services agreement with CMB, an affiliate of our Sponsor, pursuant to which we have paid a total of $10,000 per month for office space, secretarial support and administrative services. This arrangement has been agreed to for our benefit and is not intended to provide our Sponsor, or its affiliate, compensation in lieu of salary or other remuneration. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. At or shortly following the closing of the Acquisition, and subject to the approval of an independent committee of our board of directors, we expect to enter into the Business Administration Agreement pursuant to which CMB, as business manager, will provide administrative services, including financial, loan administration and corporate record keeping services to us and our subsidiaries, for which CMB will receive an fee of $500 per day per vessel owned by us.

We will reimburse our officers, directors, or any of their respective affiliates, for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential initial business combination with one of more acquisition targets. Subject to availability of proceeds not placed in the Trust Account, there is no limit on the amount of out-of-pocket expenses that could be incurred. Our board of directors will review and approve all expense reimbursements made to our directors with the interested director or directors abstaining from such review and approval. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the Trust Account and those proceeds are properly withdrawn from the Trust Account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial business combination.
At or shortly following the closing of the Acquisition, and subject to the approval of an independent committee of our board of directors, we expect to enter into, either directly or through our vessel-owning subsidiary, a Commercial Management Agreement pursuant to which the Acquisition Vessels, and other vessels we may acquire in the future, will be commercially managed by Bocimar International NV, a subsidiary of the CMB Group and an affiliate of our Sponsor. Commercial management services include, among other things, day-to-day commercial operation of the Acquisition Vessels. Our commercial manager will be entitled to receive a commission of 1.25% on all gross hire, freight, deadfreight and demurrage earned by each of the Acquisition Vessels as payment for its services.
Following the completion of our initial business combination, members of our management and executive directors will be entitled to receive customary fees and we may enter into employment or other compensation arrangements with members of our management and executive directors, the terms of which have not yet been determined.
All ongoing and future transactions between us and any of our executive officers and directors or their respective affiliates, including loans by our directors, will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our disinterested directors, who had access, at our expense, to our attorneys or independent legal counsel. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
 General
The following is a summary of the material U.S. federal income tax consequences of the redemption of Class A common shares by U.S. Holders pursuant to the Offer. This summary is based upon laws and relevant interpretations thereof in effect as of the date of this Offer to Purchase, all of which are subject to change.
The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our Class A common shares who or that is for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our Class A common shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a "Non-U.S. Holder."
This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion considers only holders that own and hold our Class A common shares as capital assets within the meaning of Section 1221 of the Code, and does not address the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:
•	financial institutions or financial services entities;
•	broker-dealers;
•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 5% or more of our voting stock (except as specifically provided below);

•	persons that acquired our Class A common shares pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;
•	persons that hold our Class A common shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;
•	persons whose functional currency is not the U.S. dollar; or
•	controlled foreign corporations.
This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our Class A common shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Class A common shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Class A common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our Class A common shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our Class A common shares will be in U.S. dollars.
We have not sought, and will not seek, a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS OF THE REDEMPTION OF COMMON SHARES PURSUANT TO THE OFFER AND TO HOLDERS. EACH HOLDER OF OUR COMMON SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER, THE REDEMPTION OF OUR COMMON SHARES PURSUANT TO THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.
Taxation of Redemption of Class A common shares Pursuant to the Offer
Subject to the PFIC rules discussed below, the redemption of a U.S. Holder's Class A common shares in exchange for cash in connection with the Offer generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of our Class A common shares, rather than as a distribution. Such amounts, however, will be treated as a distribution and taxed as described in "— Taxation of Cash Distributions Paid on Class A common shares," below, if (i) the redemption is "essentially equivalent to a dividend" (meaning that the U.S. Holder's percentage ownership in us (including shares the U.S. Holder is deemed to own under certain constructive ownership rules) after the redemption is not meaningfully reduced from what such U.S. Holder's percentage ownership in us (including constructive ownership) was prior to the redemption), (ii) the redemption is not "substantially disproportionate" as to that U.S. Holder ("substantially disproportionate" meaning, among other requirements, that the percentage of our outstanding voting shares owned (including constructive ownership) by such holder immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption) or (iii) the redemption does not result in a "complete termination" of the U.S. Holder's interest in us (taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in our common shares and, taking into account the effect of redemptions by other shareholders, its percentage ownership (including constructive ownership) in us is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its Class A common shares.

Taxation of Cash Distributions Paid on Class A common shares
Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our Class A common shares. A cash distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder's adjusted tax basis in its Class A common shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such Class A common shares.
Any cash dividends we pay to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes will not qualify for the dividends-received deduction. With certain exceptions, if the applicable holding period and other requirements are satisfied, cash dividends we pay to a non-corporate U.S. Holder both before and after the Redomiciliation generally will constitute "qualified dividends" that will be subject to tax at the maximum regular tax rate accorded to long-term capital gains.
Taxation on the Disposition of Class A common shares
Upon a sale or other taxable disposition of our Class A common shares (which, in general, would include a distribution in connection with our liquidation or a redemption of Class A common shares, as described in "Taxation of Redemption of Class A common shares Pursuant to the Offer" above), and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in the Class A common shares.
The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Class A common shares exceeds one year. The deductibility of capital losses is subject to various limitations.
Additional Taxes
U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our Class A common shares, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our Class A common shares.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held our Class A common shares, either:
•
at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), which we refer to as the "income test"; or

•
at least 50% of the average value of the assets held by the corporation during such taxable year (ordinarily determined based on fair market value and averaged quarterly over the year) produce, or are held for the production of, passive income, which we refer to as the "asset test".

For purposes of determining whether we are a PFIC, cash will be treated as an asset which is held for the production of passive income. In addition, following an initial business combination, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business from unrelated persons.
Because we have no current active business, we believe that it is likely that we will not satisfy the asset test or the income test for our initial taxable year. However, the PFIC rules contain an exception pursuant to which a foreign corporation will not be treated as a PFIC during its "start-up year." Under this exception, a foreign corporation will not be treated as a PFIC for the first taxable year the corporation has gross income, which we refer to as the "start-up year," if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to us is uncertain and cannot be known until after the close of our start-up year. In addition, any acquired business (which may be a predecessor corporation of us for purposes of the start-up exception) may be treated as, or may have previously been, a PFIC. Even if we acquire a company with an active trade or business, we may still meet one of the PFIC tests in any taxable year, depending upon the timing of the acquisition and the passive income and assets of the acquired company. Moreover, PFIC status is determined annually and it cannot be determined until the close of the taxable years in question. Based upon the foregoing, because we will not be able to determine whether we have been, are or will be classified as a PFIC until an acquisition (if any) is made and the timing of such acquisition is known, we cannot make any representations regarding our PFIC status. Therefore, no assurances can be given that we will not be a PFIC for either our first taxable year or for any subsequent taxable year and U.S. Holders are encouraged to consult their tax advisors in this regard.
In making the determination as to whether we are a PFIC, we currently intend to treat the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of us or any of our wholly owned subsidiaries as services income, rather than rental income. Based on such treatment, such income should not constitute passive income, and the assets that we or our wholly owned subsidiaries own and operate in connection with the production of such income, should not constitute assets that produce, or are held for the production of, passive income for purposes of determining whether we are a PFIC. We believe there is legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with our position. On the other hand, any income we derive from bareboat chartering vessels will generally be treated as passive income for purposes of the income test. Likewise, any assets used to bareboat charter vessels will generally be treated as generating passive income for purposes of the asset test.
As discussed more fully below, if we are treated as a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Class A common shares or warrants and, in the case of our Class A common shares, the U.S. Holder did not make either a timely qualified electing fund, or QEF, election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) common shares, as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its common shares or warrants, and (ii) any "excess distribution" made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the common shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder's holding period for the common shares).

Under these rules:
•	the U.S. Holder's gain or excess distribution will be allocated ratably over the U.S. Holder's holding period for the Class A common shares or warrants;
•
the amount allocated to the U.S. Holder's taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder's holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder with respect to the tax attributable to each such other taxable year of the U.S. holder.

In general, if we are determined to be a PFIC, a U.S. Holder can avoid the PFIC tax consequences described above in respect to our Class A common shares by making a timely and valid QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are encouraged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there is no assurance that we will timely provide such required information. There is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.
If a U.S. Holder has made a QEF election with respect to our Class A common shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of our common shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if we are a PFIC for any taxable year, a U.S. Holder of our common shares that has made a QEF election will be currently taxed on its pro rata share of our earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder's shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to our Class A common shares for such taxable year.

If we are a PFIC and our Class A common shares constitute "marketable stock," (which we anticipate will be the case), a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) our Class A common shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A common shares at the end of such year over its adjusted basis in its Class A common shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A common shares over the fair market value of its Class A common shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder's basis in its Class A common shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A common shares will be treated as ordinary income.
The mark-to-market election is available only for "marketable stock," generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including NASDAQ (on which our Class A common shares are listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders are encouraged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Class A common shares under their particular circumstances.
If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. We will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide such required information. U.S. Holders are encouraged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an IRS Form 8621(whether or not a QEF or market-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our common shares and warrants are encouraged to consult their tax advisors concerning the application of the PFIC rules to our Class A common shares and warrants under their particular circumstances.
Information Reporting and Backup Withholding
We generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions we pay to such holder on such holder's Class A common shares and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Class A common shares to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, pursuant to recently enacted legislation, certain information concerning a U.S. Holder's adjusted tax basis in its Class A common shares and adjustments to that tax basis and whether any gain or loss with respect to such Class A common shares is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 28% generally will apply to cash distributions made on Class A common shares to, and the proceeds from sales and other dispositions of such Class A common shares by, a U.S. Holder (other than an exempt recipient) who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	in certain circumstances, fails to comply with applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to certain of the informational filing requirements of the Exchange Act. Since we are a "foreign private issuer," we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the "Schedule TO") with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.
We have not authorized anyone to provide you with information that differs from that contained in this Offer to Purchase.  You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to our shareholders nor the decision to tender, or not to tender, Class A common shares, shall create any implication to the contrary.
This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
The Depositary for the Offer is:

Continental Stock Transfer & Trust Company
 Attn: Reorganization Dept.
17 Battery Place, 8th Floor
New York, NY 10004

By Facsimile (for Eligible Institutions only): (212) 616-7610	Confirm Receipt of Facsimile by Telephone: (917) 262-2378

Questions and requests for assistance regarding the Offer may be directed to Morrow Sodali LLC, our Information Agent for the Offer, at the telephone numbers and e-mail address set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Morrow Sodali LLC
 470 West Avenue
Stamford CT 06902
 Telephone: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email:  HUNT.info@morrowsodali.com

Offer to Purchase

May 16, 2017